Filed Pursuant to Rule 424(b)(3)

Registration No. 333-98145

Remarketing Prospectus Supplement to Prospectus dated November 22, 2002.

$333,750,000

Berkshire Hathaway Inc.

5.659% Senior Notes due 2007

In May 2002, we issued $400,000,000 aggregate principal amount of 3.00% senior notes due 2007, referred to in this remarketing prospectus supplement as the senior notes, in connection with our issuance of 40,000 Negative 0.75% SQUARZ, referred to in this remarketing prospectus supplement as the SQUARZ. The senior notes were issued as a component of the SQUARZ, each of which initially consisted of (1) a 3.0% Senior Note due 2007, payable by us, due on November 15, 2007, in the principal amount of $10,000; (2) a warrant to purchase, on or prior to May 15, 2007, 0.1116 share (subject to antidilution adjustments) of our class A common stock or 3.3480 shares (subject to antidilution adjustments) of our class B common stock, at an exercise price of $10,000; and (3) a fractional interest in U.S. treasury strips maturing on a semiannual basis through May 15, 2007. This remarketing prospectus supplement relates to a remarketing of $333,750,000 aggregate principal amount of those senior notes on behalf of the SQUARZ holders and holders of senior notes held separately from SQUARZ, all of whom have elected to participate in the remarketing.

The senior notes will mature on November 15, 2007. The interest rate on the senior notes will be reset to 5.659% per annum, effective on and after May 10, 2007. Interest on the senior notes is payable semi-annually in arrears on May 15 and November 15 of each year. Persons who purchase senior notes in the remarketing will not be entitled to receive the interest payment to be made on May 15, 2007.

We will not receive any proceeds from the remarketing of the senior notes.

The senior notes are senior unsecured obligations and rank equally with all of our other senior unsecured indebtedness. The senior notes will be remarketed in denominations of $10,000 and integral multiples of $10,000 in excess thereof. Following the remarketing, the senior notes will not be listed on any national securities exchange.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total
Remarketed offering price(1)	100.125%	$334,167,187.50
Net proceeds to participating holders(2)	100.125%	$334,167,187.50

(1)	Plus accrued interest from May 15, 2007, if any.
(2)	We will not receive any proceeds from the remarketing. See “Use of Proceeds” in this prospectus supplement.

We expect the senior notes will be ready for delivery through The Depository Trust Company on or about May 15, 2007.

Remarketing Agent

Goldman, Sachs & Co.

Remarketing Prospectus Supplement dated May 10, 2007.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the remarketing agent has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

We are offering to sell, and are seeking offers to buy, the senior notes only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the senior notes in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the senior notes and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this remarketing and other matters relating to us and our financial condition. The second part, the accompanying prospectus, gives more general information about the initial offering of the senior notes, the SQUARZ of which the senior notes formed a part and the remarketing.

If the description of this remarketing or the senior notes varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Unless we have indicated otherwise, or the context otherwise requires, the terms “Berkshire,” the “company,” “we,” “us” and “our” mean Berkshire Hathaway Inc. and its consolidated subsidiaries.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

Berkshire Hathaway Inc. files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy any document Berkshire Hathaway Inc. files at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-888-SEC-0330 for further information on the public reference rooms. Berkshire Hathaway Inc.’s SEC filings are also available to the public from the SEC’s website at www.sec.gov. In addition, its class A common stock and class B common stock are listed on the New York Stock Exchange, and its reports, proxy statements and other information can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

In this document, Berkshire Hathaway Inc. “incorporates by reference” the information it files with the SEC and some other information found elsewhere, which means that it can disclose important information to you by referring to that information. The information incorporated by reference is considered to be a part of this prospectus, and later information filed with the SEC by Berkshire Hathaway Inc. will update and supersede this information. Berkshire Hathaway Inc. incorporates by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this prospectus supplement and until the remarketing of the senior notes is completed:

•	its Annual Report on Form 10-K for the year ended December 31, 2006;
•	its Quarterly Report on Form 10-Q for the quarter ended March 31, 2007;

•	its Current Report on Form 8-K filed with the SEC on May 8, 2007;
•	its Current Report on Form 8-K filed with the SEC on March 5, 2007;
•	its Current Report on Form 8-K filed with the SEC on March 2, 2007; and
•	its Definitive Proxy Statement on Schedule 14A filed with the SEC on March 14, 2007.

You may request a copy of these documents at no cost, by writing or telephoning Berkshire Hathaway Inc. at: 1440 Kiewit Plaza, Omaha, Nebraska 68131, (402) 346-1400.

You should rely only upon the information provided in this document or incorporated in this document by reference. Berkshire Hathaway Inc. has not authorized anyone to provide you with different information. You should not assume that the information in this document, including any information incorporated by reference, is accurate as of any date other than the date indicated on the front cover of this prospectus supplement.

FORWARD-LOOKING STATEMENTS

Prospective purchasers of the senior notes are cautioned that certain statements contained, or incorporated by reference, in this document as well as some statements by Berkshire Hathaway Inc. in periodic press releases and some oral statements of Berkshire Hathaway Inc. officials during presentations about Berkshire Hathaway Inc., are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” or similar expressions. In addition, any statements concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible future actions by Berkshire Hathaway Inc., which may be provided by management are also forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties, and assumptions about Berkshire Hathaway Inc., economic and market factors and the industries in which they do business, among other things. These statements are not guaranties of future performance and Berkshire Hathaway Inc. has no specific intention to update these statements.

Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The principal important risk factors that could cause Berkshire Hathaway Inc.’s actual performance and future events and actions to differ materially from such forward-looking statements, include, but are not limited to, changes in market prices of Berkshire Hathaway Inc.’s investments in fixed maturity and equity securities, the occurrence of one or more catastrophic events, such as an earthquake, hurricane, or an act of terrorism that causes losses insured by Berkshire Hathaway Inc.’s insurance subsidiaries, changes in insurance laws or regulations, changes in federal income tax laws, and changes in general economic and market factors that affect the prices of securities or the industries in which Berkshire Hathaway Inc. and its affiliates do business.

PROSPECTUS SUPPLEMENT SUMMARY

The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference in this prospectus supplement. Because this is a summary, it may not contain all the information that may be important to you. You should read this entire prospectus supplement, as well as the accompanying prospectus and the information incorporated by reference, before making an investment decision. Unless otherwise stated, “we,” “our” or “us” means Berkshire Hathaway Inc. and its direct and indirect subsidiaries.

Berkshire Hathaway Inc.

Berkshire Hathaway Inc. is a holding company owning subsidiaries that engage in a number of diverse business activities including property and casualty insurance and reinsurance, utilities and energy, finance, manufacturing, services and retailing. Included in the group of subsidiaries that underwrite property and casualty insurance and reinsurance is GEICO, one of the four largest auto insurers in the United States, and two of the largest reinsurers in the world, General Re and the Berkshire Hathaway Reinsurance Group. Other subsidiaries that underwrite property and casualty insurance include National Indemnity Company, Medical Protective Company, Applied Underwriters, U.S. Liability Insurance Company, Central States Indemnity Company, Kansas Bankers Surety, Cypress Insurance Company and several other subsidiaries referred to as the “Homestate Companies.”

MidAmerican Energy Holdings Company (“MidAmerican”) is an international energy holding company owning a wide variety of operating companies engaged in the generation, transmission and distribution of energy. Among MidAmerican’s operating energy companies are Northern and Yorkshire Electric; MidAmerican Energy Company; Pacific Power and Rocky Mountain Power; and Kern River Gas Transmission Company and Northern Natural Gas. In addition, MidAmerican owns HomeServices of America, a real estate brokerage firm. Berkshire’s finance and financial products businesses primarily engage in proprietary investing strategies (BH Finance), commercial and consumer lending (Berkshire Hathaway Credit Corporation and Clayton Homes) and transportation equipment and furniture leasing (XTRA and CORT). Shaw Industries is the world’s largest manufacturer of tufted broadloom carpet. McLane Company is a wholesale distributor of groceries and nonfood items to convenience stores, wholesale clubs, mass merchandisers, quick service restaurants and others.

Numerous business activities are conducted through Berkshire’s other manufacturing, services and retailing subsidiaries. Benjamin Moore is a formulator, manufacturer and retailer of architectural and industrial coatings. Johns Manville is a leading manufacturer of insulation and building products. Acme Building Brands is a manufacturer of face brick and concrete masonry products. MiTek Inc. produces steel connector products and engineering software for the building components market. Fruit of the Loom, Russell, Garan, Fechheimer, H.H. Brown Shoe Group and Justin Brands manufacture, license and distribute apparel and footwear under a variety of brand names. FlightSafety International provides training of aircraft and ship operators. NetJets provides fractional ownership programs for general aviation aircraft. Nebraska Furniture Mart, R.C. Willey Home Furnishings, Star Furniture and Jordan’s Furniture are retailers of home furnishings. Borsheim’s, Helzberg Diamond Shops and Ben Bridge Jeweler are retailers of fine jewelry.

In addition, other manufacturing, service and retail businesses include: Buffalo News, a publisher of a daily and Sunday newspaper; See’s Candies, a manufacturer and seller of boxed chocolates and other confectionery products; Scott Fetzer, a diversified manufacturer and distributor of commercial and industrial products, whose principal products are sold under the Kirby and Campbell Hausfeld brand names; Albecca, a designer, manufacturer, and distributor of high-quality picture framing products; CTB International, a manufacturer of equipment for the livestock and agricultural industries; International Dairy Queen, a licensor and service provider to about 6,000 stores that offer prepared dairy treats and food; The Pampered Chef, the premier direct seller of kitchen tools in the U.S.; Forest River, a leading manufacturer of leisure vehicles in the U.S.; Business Wire, the leading global distributor of corporate news, multimedia and regulatory filings; and Iscar Metalworking Companies, an industry leader in the metal cutting tools business.

Operating decisions for the various Berkshire businesses are made by managers of the business units. Investment decisions and all other capital allocation decisions are made for Berkshire and its subsidiaries by Warren E. Buffett, in consultation with Charles T. Munger. Mr. Buffett is Chairman and Mr. Munger is Vice Chairman of Berkshire’s Board of Directors. Berkshire Hathaway Inc.’s executive offices are located at 1440 Kiewit Plaza, Omaha, Nebraska 68131, and its telephone number is (402) 346-1400.

The Remarketing

In this portion of the summary, references to “Berkshire,” “we,” “our” and “us” mean Berkshire excluding, unless otherwise expressly stated or the context otherwise requires, its subsidiaries.

Issuer	Berkshire Hathaway Inc.

Securities Remarketed	$333,750,000 aggregate principal amount of senior notes on behalf of SQUARZ holders and holders of senior notes held separately from SQUARZ, all of whom have elected to participate in the remarketing.

Maturity	The senior notes will mature on November 15, 2007.

Interest Rate	The interest rate on the senior notes will be reset to 5.659% per annum effective on and after May 10, 2007. The interest rate is equal to the sum of a spread (the “reset spread”) determined on May 10, 2007 (the “remarketing date”) and the yield on the applicable benchmark treasury security in effect on the remarketing date (the “reset rate”). On May 4, 2007 (the “reset announcement date”), the U.S. Treasury security maturing on November 8, 2007 (CUSIP No. 912795A92) was set as the benchmark treasury security.

Interest Payment Dates	Interest on the senior notes is payable semi-annually in arrears on May 15 and November 15 of each year. Persons who purchase senior notes in the remarketing will not be entitled to receive the interest payment to be made on May 15, 2007.

Form and Denomination	The senior notes will be remarketed in denominations of $10,000 and integral multiples of $10,000. Each senior note will be evidenced by one or more global certificates deposited with or on behalf of DTC and registered in the name of Cede & Co. as DTC’s nominee.

Ranking	The senior notes are unsecured and will rank equally with all our other unsecured and unsubordinated debt. The indenture under which the senior notes were issued does not limit our ability to issue or incur other additional senior indebtedness. See “Description of the Remarketed Senior Notes” in this prospectus supplement and “Description of the Notes” in the accompanying prospectus.

The Remarketing	The senior notes were issued by us in May 2002 in connection with our issuance and sale in a private placement of SQUARZ. Each SQUARZ initially consisted of a warrant, a senior note and U.S. treasury strips. In order to secure their obligations under the warrants, holders of the SQUARZ pledged their senior notes and the U.S. treasury strips to us through a collateral agent. Pursuant to the terms of the SQUARZ, the remarketing agent is remarketing the senior notes on behalf of current holders of the senior notes in accordance with the remarketing agreement among us, the remarketing agent and The Bank of New York, as SQUARZ agent and as attorney-in-fact for the holders of the SQUARZ and senior notes.

Use of Proceeds	We will not receive any proceeds from the remarketing of the senior notes. For more information, see the section of this remarketing prospectus supplement entitled “Use of Proceeds.”

U.S. Federal Income Taxation	A U.S. holder will be required to include in income interest payments in respect of a senior note in accordance with the U.S. holder’s method of tax accounting. See “U.S. Federal Income Tax Consequences—Consequences to U.S. Holders—Payments of interest and gain or loss on disposition” in this prospectus supplement. Payments of interest on the senior notes to a non-U.S. holder will not be subject to U.S. federal withholding tax provided the non-U.S. holder is not related to us through stock ownership and complies with applicable certification requirements. See “U.S. Federal Income Tax Consequences—Consequences to non-U.S. Holders—Payments of interest” in this prospectus supplement.

Listing	The senior notes will not be listed on any national securities exchange.

USE OF PROCEEDS

$333,750,000 aggregate principal amount of senior notes will be remarketed to investors on behalf of holders of SQUARZ and holders of senior notes held separately from SQUARZ, all of whom have elected to participate in the remarketing.

We will not receive any cash proceeds directly from the remarketing of the senior notes. Instead, the proceeds of a successful remarketing will be used as follows:

•

Holders of SQUARZ who are applying the remarketing proceeds to the warrant exercise price: the proceeds from the remarketed senior notes will initially be paid to the collateral agent (to the extent such senior notes were pledged as collateral). The collateral agent will then apply the proceeds from the remarketed senior notes to the exercise price of the warrants of the holders of SQUARZ who have exercised their warrants, with any excess proceeds to be distributed to the selling holders;

•	Holders of SQUARZ who are not applying the remarketing proceeds to the warrant exercise price: the proceeds from the remarketed senior notes will be paid to the selling holders; or

•	Holders of separate senior notes: the proceeds from the remarketed senior notes will be paid to holders who held senior notes separate from the SQUARZ.

DESCRIPTION OF THE REMARKETED SENIOR NOTES

The following summary of certain material terms of the senior notes does not purport to be complete. This summary supplements the description of the senior notes in the accompanying prospectus and, to the extent it is inconsistent, replaces the description in the accompanying prospectus. See “Description of the Notes” in accompanying prospectus. The following description is subject to, and is qualified in its entirety by reference to, the indenture (the “base indenture”), entered into by and between us and The Bank of New York, as trustee (the “note trustee”), the officers’ certificate creating and defining the terms of the senior notes and the form of the note attached thereto (together, the “indenture”). Certain capitalized terms used herein are defined in the indenture.

We urge you to read the indenture (including definitions of terms used therein) because it, and not this description, defines your rights as a beneficial holder of the senior notes. You may request copies of these documents from us at our address set forth above under “Berkshire Hathaway Inc.”

General

$400,000,000 in aggregate principal amount of senior notes have been issued and authenticated under the indenture. The senior notes are our senior, unsubordinated obligations and are limited in aggregate principal amount to $400,000,000. $333,750,000 in aggregate principal amount of senior notes are outstanding, all of which will participate in the remarketing.

The senior notes are not subject to a sinking fund provision. The entire principal amount of the senior notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on November 15, 2007.

Senior notes initially issued as part of the SQUARZ were issued in certificated form. Senior notes separated from the SQUARZ are in global certificated form. See “Book-Entry Issuance—Depository Procedures” in the accompanying prospectus. The senior notes will be remarketed in denominations of $10,000 and integral multiples of $10,000, and each will be evidenced by one or more global certificates deposited with or on behalf of DTC and registered in the name of Cede & Co. as DTC’s nominee. Payments on senior notes issued as a global certificate will be made through the note paying agent to DTC.

We do not have the right to redeem the senior notes in whole or in part at any time.

Interest

Each senior note will bear interest on its stated principal amount at the reset rate of 5.659% per annum, from and including May 10, 2007 to but not including the maturity date. The interest rate is equal to the sum of a spread (the “reset spread”) determined on May 10, 2007 (the “remarketing date”) and the yield on the applicable benchmark treasury in effect on the remarketing date (the “reset rate”). On May 4, 2007 (the “reset announcement date”), the U.S. Treasury security maturing on November 8, 2007 (CUSIP No. 912795A92) was set as the benchmark treasury.

Interest is payable in arrears on the maturity date to the person in whose name such senior note is registered, subject to certain exceptions, at the close of business on the business day next preceding the maturity date.

The amount of interest payable for any full semiannual interest period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any period shorter than a full semiannual interest period for which interest is computed, will be computed on the basis of 30-day months and, for periods of less than a month, the actual number of days elapsed per 30-day month. If any date on which interest is payable on the senior notes is not a business day, then payment of the interest payable on such date will be made on the next succeeding day that is a business day (and without any interest or other payment in respect of any such delay) with the same force and effect as if made on such interest payment date. A “business day” means any day, other than a Saturday, Sunday or a day on which banking institutions in the Borough of Manhattan, the City of New York are authorized or required by law, regulation or executive order to close.

Any amounts payable on any senior notes that are not punctually paid on any payment date will cease to be payable to the person in whose name such senior notes are registered on the relevant record date, and such defaulted payment will instead be payable to the person in whose name such senior notes are registered on the special record date or other specified date determined in accordance with the indenture.

Book-Entry System

The information in this section concerning the Depository Trust Company, called the DTC, and its book-entry system has been obtained from sources that we believe to be reliable, but we do not take responsibility for the accuracy thereof.

Senior notes will be represented by one or more global certificates, which are referred to as global securities, registered in the name of the depositary or its nominee. Except under the limited circumstances described below, senior notes represented by the global securities will not be exchangeable for, and will not otherwise be issuable as, senior notes in certificated form. The global securities described above may not be transferred except by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or to a successor depositary or its nominee.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of the securities in certificated form. These laws may impair the ability to transfer beneficial interests in such a global security.

Except as provided below, owners of beneficial interests in such a global security will not be entitled to receive physical delivery of senior notes in certificated form and will not be considered the holders (as defined in the indenture) thereof for any purpose under the indenture, and no global security representing senior notes shall be exchangeable, except for another global security of like denomination and tenor to be registered in the name of the depositary or its nominee or a successor depositary or its nominee. Accordingly, each beneficial owner must rely on the procedures of the depositary or if such person is not a participant, on the procedures of the participant through which such person owns its interest to exercise any rights of a holder under the indenture.

In the event that

•

the depositary notifies us that it is unwilling or unable to continue as a depositary for the global security certificates and no successor depositary has been appointed within 90 days after this notice, or

•	we determine in our sole discretion that we will no longer have senior notes represented by global securities,

certificates for the senior notes will be printed and delivered in exchange for beneficial interests in the global security certificates. Any global note that is exchangeable pursuant to the preceding sentence shall be exchangeable for note certificates registered in the names directed by the depositary.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of the principal U.S. federal income tax consequences of the purchase, ownership and disposition of a senior note. This discussion is addressed to holders who purchase senior notes in the remarketing at the remarketing offering price and hold the senior notes as capital assets. This discussion is based upon the Internal Revenue Code of 1986 as amended (which we refer to as the “Code”), treasury regulations (including proposed treasury regulations), Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change or differing interpretations, possibly with retroactive effect.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances, such as holders who are subject to special tax treatment (for example, (1) banks, regulated investment companies, insurance companies, dealers in securities or currencies, traders in securities electing to mark to market, or tax-exempt organizations, or (2) persons holding the senior note, as part of a straddle, hedge, conversion transaction or other integrated investment), nor does it address alternative minimum taxes or state, local or foreign taxes.

Prospective investors are urged to consult their tax advisors with respect to the U.S. federal income tax consequences of the purchase, ownership and disposition of a senior note, in light of their own particular circumstances, as well as the effect of any state, local or foreign tax laws.

Consequences to U.S. Holders

The following is a discussion of U.S. federal income tax considerations relevant to a U.S. holder. For purposes of this discussion, the term “U.S. holder” means a beneficial owner of a senior note, that is (1) a person who is a citizen or resident of the United States, (2) a corporation or other entity treated as a corporation for U.S. federal income tax purposes, in each case, that is created or organized in or under the laws of the United States or any political subdivision thereof, or (3) any other person subject to U.S. federal income tax on a net income basis.

Payments of interest and gain or loss on disposition. A U.S. holder will be required to include in income interest payments in respect of a senior note in accordance with the U.S. holder’s method of tax accounting. If a U.S. holder sells or otherwise disposes of a senior note in a taxable disposition, the U.S. holder will recognize short-term capital gain or loss in an amount equal to the difference (if any) between (i) the U.S. holder’s tax basis in the senior note (which will be the amount the U.S. holder paid for the senior note less any amortization of premium on the note, as discussed below) and (ii) the amount realized in respect of the senior note, except that a portion of the amount realized allocable to accrued and unpaid interest on the senior note at the time of disposition will be treated as a separate item of interest income to the U.S. holder to the extent not previously taken into income. The tax deductibility of capital losses is subject to limitations.

Premium on the notes. The senior notes are being remarketed at a premium to their principal amount. A U.S. holder may elect to amortize this premium as an offset to interest income over the term of the senior note. This election generally will apply to all debt instruments held at the time of the election, as well as any debt instruments subsequently acquired by the U.S. holder and may not be revoked without the consent of the Internal Revenue Service. A U.S. holder’s tax basis in a senior note will be decreased by the amount of the premium amortized during the holder’s holding period. If a U.S. holder does not elect to amortize premium, the amount of premium will be included in the holder’s tax basis in the senior note.

Backup withholding tax and information reporting. Unless a U.S. holder is an exempt recipient, such as a corporation, payments under a senior note and the proceeds received from the sale of a senior note, may be subject to information reporting and may also be subject to U.S. federal backup withholding tax if such U.S. holder fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Any amounts so withheld do not constitute a separate tax and will be allowed as a credit against the U.S. holder’s U.S. federal income tax liability.

Consequences to Non-U.S. Holders

The following discussion is a summary of the principal U.S. federal income tax consequences relevant to a “non-U.S. holder.” For purposes of the discussion under this heading “Consequences to Non-U.S. Holders,” a “non-U.S. holder” is a holder of a senior note that is not a U.S. holder.

Payments of interest. Payments of interest on the senior notes to a non-U.S. holder will not be subject to U.S. federal withholding tax if: (1) the non-U.S. holder does not actually or constructively own 10% or more of the total voting power of all of our voting stock and is not a controlled foreign corporation that is related to us within the meaning of the Code, and (2) the beneficial owner of the senior note provides a statement signed under penalties of perjury that includes its name and address and certifies that it is a non-U.S. holder in compliance with applicable requirements (or satisfies certain documentary evidence requirements for establishing that it is a non-U.S. holder). If the foregoing exceptions do not apply, payments of interest on the senior notes may be subject to gross withholding at the rate of 30%.

Gain or loss on disposition. A non-U.S. holder will not be subject to U.S. federal income tax on gain realized on the sale, exchange, maturity or redemption of a senior note, unless (1) such gain is effectively connected with the conduct by the holder of a trade or business in the United States or (2) in the case of gain realized by an individual holder, the holder is present in the United States for 183 days or more in the taxable year of the sale and either (A) such gain or income is attributable to an office or other fixed place of business maintained in the United States by such holder or (B) such holder has a tax home in the United States.

Information reporting and backup withholding. In general, backup withholding and information reporting will not apply to payments made by us or our paying agents, in their capacities as such, to a non-U.S. holder if the holder has provided the required certification that it is a non-U.S. holder, provided that neither we nor our paying agent has actual knowledge that the holder is a U.S. person.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the senior notes by employee benefit plans to which Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended, which we call ERISA, applies; plans, individual retirement accounts and other arrangements to which Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, which we call collectively Similar Laws, apply; and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (each of which we call a Plan).

Each fiduciary of a Plan should consider the fiduciary standards of ERISA or any applicable Similar Laws in the context of the Plan’s particular circumstances before authorizing an investment in the senior notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA or any applicable Similar Laws and would be consistent with the documents and instruments governing the Plan.

Section 406 of ERISA and Section 4975 of the Code prohibit Plans subject to such provisions, which we call ERISA Plans, from engaging in certain transactions involving “plan assets” with persons that are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the ERISA Plans. A violation of these “prohibited transaction” rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code, but may be subject to Similar Laws.

Prohibited transactions within the meaning of Section 406 of ERISA or Section 4975 of the Code could arise if the senior notes were acquired by an ERISA Plan with respect to which we or any of our affiliates are a party in interest or a disqualified person. For example, if we are a party in interest or disqualified person with respect to an investing ERISA Plan (either directly or by reason of our ownership of our subsidiaries), an extension of credit prohibited by Section 406(a)(1)(B) of ERISA and Section 4975(c)(1)(B) of the Code between the investing ERISA Plan and us may be deemed to occur, unless exemptive relief were available under an applicable exemption (see below).

There are statutory exemptions under ERISA, and the Code and the United States Department of Labor has issued prohibited transaction class exemptions, or PTCEs, that in each case may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase, holding or disposition of the senior notes. Those exemptions include:

•	Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code—for transactions with certain service providers;
•	PTCE 96-23—for certain transactions determined by in-house asset managers;
•	PTCE 95-60—for certain transactions involving insurance company general accounts;
•	PTCE 91-38—for certain transactions involving bank collective investment funds;
•	PTCE 90-1—for certain transactions involving insurance company separate accounts; and
•	PTCE 84-14—for certain transactions determined by independent qualified professional asset managers.

Because of the possibility that direct or indirect prohibited transactions or violations of Similar Laws could occur as a result of the purchase, holding or disposition of the senior notes by a Plan, the senior notes may not be purchased by any Plan, or any person investing the assets of any Plan, unless its purchase, holding and disposition of the senior notes will not constitute or result in a non-exempt prohibited transaction under ERISA or the Code or a violation of any Similar Laws. Any purchaser or holder of the senior notes or any interest in the senior notes, and the fiduciary of any plan that is a purchaser or holder, will be deemed to have represented by its purchase and holding of the senior notes that either:

•	it is not a Plan and is not purchasing the senior notes or interest in the senior notes on behalf of or with the assets of any Plan; or
•

its purchase, holding and disposition of the senior notes or interest in the senior notes will not constitute or result in a non-exempt prohibited transaction under ERISA or the Code or a violation of any Similar Laws.

Due to the complexity of these rules and the penalties imposed upon persons involved in non-exempt prohibited transactions, it is important that any person considering the purchase of senior notes on behalf of or with the assets of any Plan consult with its counsel regarding the consequences under ERISA, the Code and any applicable Similar Laws of the acquisition, ownership and disposition of senior notes, whether any exemption would be applicable, and whether all conditions of such exemption have been satisfied such that the acquisition and holding of the senior notes by the Plan are entitled to full exemptive relief thereunder.

Nothing herein shall be construed as, and the sale of senior notes to a Plan is in no respect, a representation by us or the remarketing agent that any investment in the senior notes would meet any or all of the relevant legal requirements with respect to investment by, or is appropriate for, Plans generally or any particular Plan.

REMARKETING

The remarketing is being made under the terms and subject to the conditions contained in a remarketing agreement, dated as of May 8, 2007, among Berkshire Hathaway Inc., Goldman, Sachs & Co., as the remarketing agent and The Bank of New York as indenture trustee, SQUARZ agent and as attorney-in-fact of the holders of SQUARZ . The remarketing agreement requires Goldman, Sachs & Co. to use its commercially reasonable efforts to remarket the senior notes at a price equal to approximately 100.125% of the their principal amount. The interest payable on May 15, 2007 will not be payable to persons who purchase senior notes in the remarketing, and persons who purchase senior notes in the remarketing will receive interest from and including May 15, 2007 (which will be the settlement date for the remarketing). Accordingly we do not expect the remarketing proceeds to include any amount representing accrued and unpaid interest in the senior notes.

Pursuant to the remarketing agreement on May 10, 2007, Goldman, Sachs & Co., as remarketing agent, established the reset spread such that the senior notes with the resulting reset rate had an approximate market value on the remarketing date of 100.125% of their principal amount, plus any accrued and unpaid interest.

The proceeds from the remarketing of the senior notes are estimated to be $334,167,187.50. We will not receive any cash proceeds directly from the remarketing. Instead, a portion of the proceeds from the remarketing of the senior notes that are held as part of SQUARZ will be applied to the exercise price of the warrants of the holders of SQUARZ who have exercised their warrants and elected to apply the proceeds to the warrant exercise price. Holders of SQUARZ participating in the remarketing who elected not to exercise their related warrant or who elected not to apply the proceeds of a remarketing to the warrant exercise price, and holders of senior notes held separate from SQUARZ, will receive all of the proceeds of the remarketing of their senior notes. We will be liable for any and all costs and expenses incurred in connection with the remarketing. Holders of SQUARZ and holders of separate senior notes will not be responsible for the payment of any remarketing fees in connection with the remarketing. Any proceeds remaining from the remarketing of the senior notes (after deducting, in the case of holders of SQUARZ who elected to exercise their related warrants, the exercise price of the warrants) will be remitted to persons who were holders of the remarketed senior notes as of the close of business, 5:00 p.m., New York City time, on May 9, 2007. See “Use of Proceeds” in this prospectus supplement.

The remarketing agent is under no obligation to purchase any of the senior notes, but may purchase some or all of the senior notes in the remarketing as principal at a price of 100.125% and resell them at negotiated prices, from time to time.

The remarketing agreement provides that the remarketing is subject to customary conditions precedent, including the delivery of legal opinions, an officer’s certificate and accountants’ comfort letters.

There currently is no established trading market for the senior notes. The senior notes will not be listed on any securities exchange or quotation system. The remarketing agent has advised us that it intends to make a market in the senior notes as permitted by applicable law. The remarketing agent, however, is not obligated to make a market in the senior notes, and may discontinue any market-making at any time at its sole discretion. Accordingly, no assurance can be given as to the development or liquidity of any market for the senior notes.

In order to facilitate the remarketing of the senior notes, the remarketing agent may engage in transactions that stabilize, maintain or otherwise affect the price of the senior notes. These transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the senior notes. In general, purchases of senior notes for the purpose of stabilization could cause the price of the senior notes to be higher than it might be in the absence of these purchases. We and the remarketing agent make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the senior notes. In addition, we and the remarketing agent make no representation that the remarketing agent will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

We have agreed to indemnify the remarketing agent against certain liabilities, including liabilities under the Securities Act of 1933, arising out of or in connection with its duties under the remarketing agreement, and to contribute to payments the remarketing agent may be required to make in respect of those liabilities.

The remarketing agent and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

LEGAL MATTERS

Certain legal matters relating to the remarketing of the senior notes were passed upon for us by Munger, Tolles & Olson LLP, Los Angeles, California. Ronald L. Olson, a partner of Munger, Tolles & Olson LLP, is one of our directors. Mr. Olson and those attorneys at Munger, Tolles & Olson, LLP who are representing us in connection with the remarketing of the senior notes beneficially own, in the aggregate, 263 shares of our Class A common stock and 301 shares of our Class B common stock. Cleary Gottlieb Steen & Hamilton LLP acted as counsel for the remarketing agent.

EXPERTS

The consolidated financial statements and the related financial statement schedule as of December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006 and management’s report on the effectiveness of internal control over financial reporting as of December 31, 2006 incorporated by reference in this remarketing prospectus supplement from the Company’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference (which reports (1) express an unqualified opinion on the financial statements and financial statement schedule and include an explanatory paragraph referring to the change in the Company’s accounting for pension and other post retirement benefits to conform to Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R), (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

BERKSHIRE HATHAWAY INC.

40,000 Negative 0.75% SQUARZ(SM)

Up to 40,000 Stripped SQUARZ(SM)

$400,000,000 in Aggregate Principal Amount of 3.0% Senior Notes due 2007

Up to 4,464 Shares (subject to antidilution adjustments) of Class A Common Stock

Up to 133,920 Shares (subject to antidilution adjustments) of Class B Common Stock

We issued 40,000 SQUARZ in a private placement on May 28, 2002. Each SQUARZ is an investment unit consisting of:

•	a 3.0% Senior Note due 2007, payable by us, due on November 15, 2007, in the principal amount of $10,000;

•

a warrant to purchase, on or prior to May 15, 2007, 0.1116 share (subject to antidilution adjustments) of our class A common stock or 3.3480 shares (subject to antidilution adjustments) of our class B common stock, at an exercise price of $10,000; and

•	a fractional interest in U.S. treasury strips that will mature on a semiannual basis through May 15, 2007 (“initial pledged treasuries”).

We will pay interest on the note on a semiannual basis, from and including May 15, 2002, at a rate of 3.00% per annum. Warrant installment payments are payable to us on a semiannual basis, from and including May 15, 2002, at a rate of 3.75% per annum. The notes (without recourse to payments of principal thereof) and the initial pledged treasuries have been pledged for our benefit to secure the warrant installment payments.

A holder of a SQUARZ can create a Stripped SQUARZ from a SQUARZ by separating the underlying note from the SQUARZ and pledging substitute treasury securities in lieu of that note. A holder of a Stripped SQUARZ can re-create a SQUARZ from a Stripped SQUARZ by pledging a separated note in lieu of substitute treasury securities.

A separated note may be held and traded separately from the Stripped SQUARZ that was created by the separation of that note. A warrant, however, may not be separated or traded separately from the SQUARZ or Stripped SQUARZ of which it is a component. Each share of our class A common stock can be converted, at the option of the holder thereof, into 30 shares of our class B common stock.

This prospectus relates to:

•	40,000 SQUARZ;

•	an indeterminate number (up to 40,000) of Stripped SQUARZ that can be created from the SQUARZ;

•	$400,000,000 in aggregate principal amount of notes that are a component of, but can be separated from, the SQUARZ;

•	an indeterminate number of shares (up to 4,464, subject to antidilution adjustments) of our class A common stock issuable upon exercise of the warrants underlying the SQUARZ and Stripped SQUARZ; and

•

an indeterminate number of shares (up to 133,920, subject to antidilution adjustments) of our class B common stock issuable upon exercise of the warrants underlying the SQUARZ and Stripped SQUARZ or into which the shares of our A common stock issuable upon exercise of such warrants may be converted.

Selling securityholders may use this prospectus to offer and sell any of the securities covered by this prospectus. We may use this prospectus to offer and sell our common stock issuable upon the exercise of the warrant underlying a SQUARZ or Stripped SQUARZ to a holder thereof who acquired that SQUARZ or Stripped SQUARZ in a transaction covered by this prospectus. The remarketing agent may use this prospectus in connection with any remarketing of the notes covered by this prospectus.

We will not receive any of the proceeds from the sale by selling securityholders of any of the securities covered by this prospectus or from a remarketing of the notes, except that if the warrant component of a SQUARZ or Stripped SQUARZ covered by this prospectus is exercised, we will receive $10,000 per warrant exercised. We will not receive any of the proceeds in connection with any resale by such holder of the common stock issued in connection with such exercise.

The New York Stock Exchange lists both our class A common stock, which trades under the symbol “BRK.A,” and our class B common stock, which trades under the symbol “BRK.B.”

INVESTING IN THESE SECURITIES INVOLVE RISKS SOME OF WHICH ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 15 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is November 22, 2002.

(SM) — SQUARZ is a service mark of Goldman, Sachs & Co.

NOTICE TO INVESTORS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf process, (i) selling securityholders may use this prospectus to offer and sell any of the securities covered by this prospectus; (ii) we may use this prospectus to offer and sell our common stock issuable upon the exercise of the warrant underlying a SQUARZ or Stripped SQUARZ to a holder thereof who acquired that SQUARZ or Stripped SQUARZ in a transaction covered by this prospectus; and (iii) the remarketing agent may use this prospectus in connection with any remarketing of the notes covered by this prospectus.

You should read both this prospectus and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information.”

Any statements in this prospectus or in any accompanying prospectus supplement concerning the provisions of any document are not complete. In each instance, reference is made to the copy of that document filed or incorporated or deemed to be incorporated by reference as an exhibit to the registration statement of which this prospectus is a part or otherwise filed with the SEC. Each statement concerning the provisions of any document is qualified in its entirety by reference to the document so filed.

You should rely only on the information contained or incorporated by reference in this prospectus or a prospectus supplement. No one has been authorized to give any information or to make any representations, other than those contained or incorporated by reference in this prospectus or in a prospectus supplement, in connection with any offer made by this prospectus and any prospectus supplement. If anyone provides you with different or inconsistent information, you should not rely on it.

Neither the delivery of this prospectus or any prospectus supplement nor any sale made hereunder or thereunder shall, under any circumstances, create an implication that the information contained or incorporated by reference in this prospectus or any prospectus supplement is correct as of any time subsequent to their dates. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. The business, financial condition, results of operations and prospects of Berkshire Hathaway Inc. may have changed since that date.

This prospectus and any prospectus supplement shall not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which such offer or solicitation may not lawfully be made.

References in this prospectus to “Berkshire,” “the Company,” “we,” “us” and “our” refer to Berkshire Hathaway Inc. and its consolidated subsidiaries, unless otherwise specified.

BERKSHIRE HATHAWAY INC.

We are a holding company that owns subsidiaries engaged in a number of diverse businesses. Our most important business is the property and casualty insurance business, which we conduct on both a direct and reinsurance basis through a number of subsidiaries. This group of subsidiaries includes GEICO Corporation, the sixth largest auto insurer in the United States, and General Re Corporation, one of the four largest reinsurers in the world.

The investment portfolios of our insurance subsidiaries include meaningful equity ownership percentages of other publicly traded companies, including The American Express Company, The Coca-Cola Company, The Gillette Company, The Washington Post Company and Wells Fargo & Company. Much information about these publicly owned companies is available, including information released from time to time by the companies themselves.

Our non-insurance subsidiaries conduct a variety of other business activities, including:

•	diversified manufacturing and distribution (Scott Fetzer, whose principal products are sold under the Kirby and Campbell Hausfeld brand names);

•

the retail sale of home furnishings, appliances, electronics, fine jewelry and gifts (Nebraska Furniture Mart, R.C. Willey Home Furnishings, Star Furniture, Jordan’s Furniture, Borsheim’s, Helzberg Diamond Shops and Ben Bridge Jeweler);

•	the manufacturing and distribution of apparel (H.H. Brown Shoe Company, Lowell Shoe, Inc., Dexter Shoe Company, Justin Brands, Garan, Fruit of the Loom and Fechheimer Brothers);

•	the training of operators of aircraft and ships and providing fractional ownership programs for general aviation aircraft (FlightSafety International and NetJets);

•	the manufacturing and distribution of a variety of building materials and related products and services (Acme Building Brands, Benjamin Moore, Johns Manville and MiTek);

•	the manufacturing and distribution of carpet and floor coverings (Shaw Industries);

•	proprietary investing, real estate financing, transportation equipment leasing and risk management products (BH Finance, General Re Securities and XTRA Corporation); and

•	other businesses (Buffalo News, See’s Candies, Precision Steel, International Dairy Queen, MidAmerican Energy Holdings Company, Larson-Juhl, The Pampered Chef and CTB International).

Operating decisions for our business units are made by the managers of the various businesses. Investment decisions and all other capital allocation decisions are made by Warren E. Buffett, in consultation with Charles T. Munger. Mr. Buffett is chairman of our board of directors, and Mr. Munger is vice chairman of our board of directors.

Our executive offices are located at 1440 Kiewit Plaza, Omaha, Nebraska 68131, and our telephone number is (402) 346-1400. We are incorporated in the State of Delaware.

SUMMARY

The following summary contains basic information about the securities covered by this prospectus (other than the common stock issuable upon exercise of the warrants underlying the SQUARZ and Stripped SQUARZ). This summary may not contain all of the information that is important to you. You should carefully read the entire prospectus for a more complete understanding of the securities covered by this prospectus.

SQUARZ	Each SQUARZ consists of:

•	a note, payable by us, due November 15, 2007 with a principal amount of $10,000;

•

a warrant to purchase, on or prior to May 15, 2007 (subject to acceleration), 0.1116 share (subject to antidilution adjustments) of our class A common stock or 3.3480 shares (subject to antidilution adjustments) of our class B common stock, at the holder’s option, at an exercise price of $10,000 and requiring the holder to make semiannual warrant installment payments; and

•

U.S. treasury strips that will mature on a semiannual basis through May 15, 2007. We refer to these treasury strips as the “initial pledged treasuries.” Because treasury strips can be purchased only in integral multiples of $1,000, each SQUARZ evidences a fractional ownership in the treasury strips.

The proceeds on maturity of the initial pledged treasuries, together with the interest payments on the note, are designed to generate enough funds to pay the semiannual warrant installment payments on each warrant installment payment date.

Maturity of Notes	November 15, 2007, subject to early maturity as a result of a required acceleration event.

Maturity of Warrants	May 15, 2007, subject to early expiration as a result of a required acceleration event.

Interest Payment Dates for Notes	May 15 and November 15 of each year, beginning on November 15, 2002.

Interest Rate on Notes	3.00% per annum, subject to reset in connection with a successful remarketing after a required acceleration event or upon maturity of the warrants.

Warrant Installment Payment Dates	May 15 and November 15 of each year, beginning on November 15, 2002.

Pledge Arrangement

The notes (without recourse to payments of principal thereof) and the initial pledged treasuries have been pledged to the collateral agent for our benefit to secure your obligation to make the semiannual warrant installment payments. The notes may be separated from the SQUARZ by pledging treasury securities in lieu of the notes, thus creating “Stripped SQUARZ,” as described below, but in no event may a warrant be held separately from its related pledged securities.

Creation of Stripped SQUARZ

Each holder of a SQUARZ may create a Stripped SQUARZ and withdraw one pledged note underlying such SQUARZ by substituting, as substitute pledged securities, treasury strips that will pay, on each warrant installment payment date through the maturity of the warrant, an amount equal to the warrant installment payment due on that date under the SQUARZ agreement, minus the amount to be received on that date from the initial pledged treasuries already pledged for that SQUARZ. Upon such substitution and the receipt of an instruction from the SQUARZ agent, the collateral agent will effect the release to the SQUARZ agent of a pledged note free and clear of our security interest. Holders may create a Stripped SQUARZ at any time on or before the second business day prior to the maturity or early expiration of the related warrant.

Each Stripped SQUARZ represents beneficial ownership of the warrant, the initial pledged treasuries and the substitute pledged treasuries.

Re-creation of SQUARZ

Each holder of a Stripped SQUARZ may re-create a SQUARZ by substituting a note for substitute pledged treasuries. Holders may re-create SQUARZ at any time on or before the second business day prior to the maturity or early expiration of the related warrant, except that they may not re-create SQUARZ during the period beginning 15 days prior to a remarketing date.

Upon re-creation of the SQUARZ, the note will be pledged (without recourse to payments of principal thereof) to the collateral agent for our benefit to secure in part the holder’s obligation to make the semiannual warrant installment payments under the SQUARZ agreement, and the substitute pledged treasuries relating to the Stripped SQUARZ will be released.

Pledged Securities and Pledge Agreement

The notes and the initial pledged treasuries underlying the SQUARZ have been, and any substitute pledged treasuries delivered in substitution for the pledged notes and any notes delivered in substitution for substitute pledged securities will be, pledged to the collateral agent for our benefit (without recourse, in the case of the notes, to payments of principal thereof).

Under the pledge agreement, the pledged treasury securities and the notes (without recourse to payments of principal thereof) secure the obligations of holders of SQUARZ and Stripped SQUARZ to make warrant installment payments. A holder of a SQUARZ or a Stripped SQUARZ cannot separate or separately transfer the warrant from the pledged securities underlying the SQUARZ or Stripped SQUARZ. Your rights to the pledged securities are subject to our security interest created by the pledge agreement. You may not withdraw the remaining portion, if any, of the pledged securities related to the SQUARZ or Stripped SQUARZ from the pledge arrangement except upon:

•	the pledge of substitute pledged treasuries to replace a pledged note to create a Stripped SQUARZ;

•	the pledge of a note to replace the substitute pledged treasuries to re-create a SQUARZ;

•

the cancellation (when permitted) or exercise of the warrants (in each case, subject to payment of the warrant installment payment due on such date or on the next succeeding warrant installment payment date, if any); or

•

the maturity or early expiration date (i.e., the 30th day following notice of a required acceleration event) of the warrant (subject to payment of the warrant installment payment due on the maturity date or the warrant installment payment accrued to the early expiration date).

Subject to our security interest and the terms of the SQUARZ agreement and the pledge agreement, the holders of SQUARZ or Stripped SQUARZ retain ownership of the initial pledged treasuries, and the pledged notes or substitute pledged treasuries, as the case may be, except that payments (other than payments of principal) on or proceeds from the notes and amounts received on the initial pledged treasuries and substitute pledged treasuries will be used to make warrant installment payments on the holder’s behalf.

We have no interest in the pledged securities other than our security interest.

If you cancel your warrant (when permitted), let the warrant expire without exercise, or exercise the warrant, then, except as provided below, the collateral agent will return all of the pledged securities relating to a SQUARZ or Stripped SQUARZ, as the case may be, to you, subject to any amount of warrant installment payment that may be payable. However, if you cancel (other than in the case of our bankruptcy) or exercise your warrant other than in integral multiples of 80 SQUARZ or Stripped SQUARZ, the collateral agent may retain some or all of your pledged treasury securities for your benefit and may only be able to distribute to you your pro rata portion of the proceeds from such treasuries as they mature. Further, if you exercise your warrant on a day that is not a warrant installment payment date, you will be required to pay the warrant installment payment that would have been due on the warrant installment payment date following that day, and if you exercise your warrant on a warrant installment payment date you will be required to pay the warrant installment payment due on that date.

In the case of our bankruptcy prior to maturity of the warrants, the warrants underlying your SQUARZ or Stripped SQUARZ will be automatically cancelled, and you will not be required to make any future warrant installment payments. Subject to the approval by the bankruptcy court, if required, your pledged securities will be released to you, or sold by the collateral agent with proceeds paid to you.

Warrant Installment Payments

If you hold a warrant, you will be required to make installment payments of 3.75% of the exercise price per annum to us until the warrant matures or expires early following acceleration. However, you will not be required to make installment payments if:

•

you have exercised your warrant (except that the full amount of the warrant installment payment due on the date of exercise or the next warrant installment payment date after exercise will be payable on the date of exercise, unless the exercise is following notice of a required acceleration event, in which case you must pay the warrant installment payment accrued to but excluding the early expiration date of the warrant);

•

you have cancelled your warrant in connection with the exercise of your put right relating to the notes (except that the full amount of the installment payment due on the warrant installment payment date falling on the date of such cancellation will be payable in connection with cancellation) or in connection with a defaulted interest payment;

•

the warrant expires unexercised upon the early expiration date following a required acceleration event (except that you must pay the warrant installment payment accrued to but excluding the early expiration date of the warrant); or

•	the warrant has been automatically cancelled upon our bankruptcy.

If your notes are pledged to the collateral agent to secure your installment payment obligations, all amounts received on those notes (other than payments of principal) will be paid to the collateral agent. The collateral agent will distribute to the

SQUARZ agent all amounts the collateral agent has received in respect of the initial pledged treasuries and any substitute pledged treasuries that mature on the applicable payment date, as well as the payments on the notes (other than principal) to be applied by the SQUARZ agent to pay your warrant installment payment obligation on that date to us. Following the occurrence of a required acceleration event, the collateral agent will sell the remaining pledged treasury securities and will apply the proceeds from such sale (along with interest payments received on the notes or proceeds of a remarketing) to pay any accrued warrant installment payment then due and then distribute to you your pro rata portion of any remaining proceeds (along with your pledged notes, if any).

Remarketing Event	A “remarketing event” will occur:

•	following the occurrence of a required acceleration event, in which case the remarketing date will be the third business day preceding the early expiration date of the warrants; or

•	in connection with the maturity of the warrants, in which case the remarketing date will be May 10, 2007.

Following a remarketing event, all of the notes—other than the notes as to which the holders have opted not to participate in the remarketing—will be remarketed by a remarketing agent.

The remarketing agent will use commercially reasonable efforts to remarket the participating notes at a price equal to 100.125% of the principal amount, plus any accrued and unpaid interest. If, by 4:00 p.m., New York City time, on the remarketing date, the remarketing agent is unable to remarket all of the notes participating in the remarketing at a price of at least 100% of their principal amount, plus any accrued and unpaid interest, a “failed remarketing” will have occurred. In the event of a failed remarketing, the holders of the notes will have certain rights to require us to repurchase the notes as described in “Description of the Notes—Put Rights.”

After a successful remarketing, the proceeds from the remarketed notes will initially be paid to the collateral agent and to holders who held notes separate from SQUARZ. The collateral agent will then pay the net proceeds from the sale of the remarketed notes (less the portion of any warrant installment payment then due to us) to the selling holders, unless the holders are SQUARZ holders that have elected to exercise their warrants and have the proceeds applied to the exercise price, in which case the net proceeds allocable to such holders’ notes will be applied toward the exercise price of the related warrants and any warrant installment payments then due to us. Any excess net proceeds will be distributed thereafter to the selling holders.

After the remarketing:

•

the adjusted maturity of the notes will become the date that is 6 months following the remarketing date, provided that in the case of a remarketing in connection with the maturity of the warrants, the notes will continue to mature on their scheduled maturity date of November 15, 2007;

•	if the remarketing has been successful, beginning on the remarketing date, the notes will bear interest on their principal amount at the rate established in the remarketing; and

•	if the remarketing has been unsuccessful, the interest rate on the notes will remain at 3.00% per annum and the holders of the notes will have the right to require us to repurchase the notes.

Remarketing Procedures

On the fourth business day (the “reset announcement date”) immediately preceding the remarketing date, the remarketing agent will determine the applicable benchmark treasury (as described in “Description of the Notes—Remarketing—Remarketing Procedures—General”) and the reset spread to be added to the yield on the applicable benchmark treasury to be used to determine the reset rate. The reset rate on the notes will be equal to the sum of the reset spread and the yield on the applicable benchmark treasury in effect on the remarketing date. The remarketing agent will establish the reset spread so that the notes with the resulting reset rate are expected to have an approximate market value on the remarketing date of 100.125% of their principal amount, plus any accrued and unpaid interest.

Holders of the SQUARZ or notes may, by notice no later than the fifth business day immediately preceding the remarketing date, elect not to participate in the remarketing. Holders who have not given such notice will be deemed to have agreed to participate in the remarketing. Holders of SQUARZ participating in the remarketing may provide notice by the fifth business day preceding the remarketing date indicating that they intend to exercise warrants in connection with such remarketing and that they elect to apply the net proceeds of a successful remarketing (or the proceeds of our repurchase of their notes following a failed remarketing) to the warrant exercise price. If a holder of a SQUARZ participating in the remarketing has given a notice of warrant exercise and elects to have the remarketing or put proceeds applied to the exercise price, any excess net proceeds will be distributed to the holder. Holders may revoke an exercise notice by submitting notice to the SQUARZ agent by 5:00 p.m., New York City time, on the maturity date or early expiration date of the warrants, at which time the exercise price, if previously paid in cash, will be returned. If a holder of a SQUARZ participating in the remarketing does not elect to exercise the warrant and lets the warrant expire unexercised, the proceeds from a remarketed note (net of any warrant installment payment due that was collateralized by such note) will be distributed to that holder.

Put Rights

A holder of SQUARZ or notes has the right to require us to repurchase the notes on a scheduled repurchase date or, in the event of a failed remarketing in conjunction with the maturity of the warrants, on the maturity date, or in the event of a failed remarketing in conjunction with a required acceleration, on the early expiration date of the warrants (the “repurchase date”), for the principal amount of the notes plus accrued and unpaid interest to, but excluding, the repurchase date. The scheduled repurchase dates will be May 15 of 2003, 2004, 2005 and 2006.

Except for a repurchase following a failed remarketing, a holder of a SQUARZ may require us to repurchase the related note only if that holder simultaneously surrenders and cancels the related warrant.

If a note has been separated from the related warrant by the creation of a Stripped SQUARZ, the holder or any subsequent holder of the related note has no right to require us to repurchase that note except in the event of a failed remarketing, unless the holder re-creates a SQUARZ as described above.

If the holder of a SQUARZ elects to exercise the warrant underlying that SQUARZ before the warrant matures, the holder or any subsequent holder of the related note may require us to repurchase the note as described above on any scheduled repurchase date subsequent to such warrant exercise, except that if the warrant is exercised within the 90-day period before a scheduled repurchase date, the holder may not require us to repurchase the related note on that scheduled repurchase date.

Notwithstanding the foregoing, the holder of a SQUARZ or any note may require us to repurchase the note in the event of a failed remarketing.

Exercise of Warrants

Except as described above, you may exercise your warrant at any time prior to the earlier of 5:00 p.m., New York City time, on May 15, 2007 (the “maturity date”) or the early expiration date following an acceleration of the warrants. To exercise your warrant you will be required to pay the exercise price in cash (which, in the case of exercise on the maturity date or early expiration date, you may direct to be paid from the proceeds of a simultaneous remarketing or, in the case of a failed remarketing, the proceeds of our repurchase of your notes).

If you exercise your warrant, you must deliver to the SQUARZ agent cash equal to the exercise price to settle the exercise of your warrant (which may be provided from the proceeds of a simultaneous remarketing or a put of the note) as described above; provided, however, that you must net-share settle your warrant if at the time of exercise there is not an effective registration statement covering the shares of our common stock issuable upon exercise of the warrants and the shares issued on net-share settlement would not be restricted securities under the Securities Act.

Acceleration of Warrants	The warrants will expire 30 days following notice of a required acceleration event. A “required acceleration event” is the occurrence of either of the following events prior to October 15, 2006:

•

the market value of a SQUARZ is less than 95% of its underlying value on each of the ten consecutive trading days beginning on the first trading day following our receipt of notice from a holder requesting that we make a determination of the market value and underlying value of a SQUARZ; or

•	the occurrence of a change of control, as defined in “Description of the Warrants—Change of Control.”

The method of determining the market value and underlying value of the SQUARZ is described in “Description of the Warrants—Acceleration of Warrants.”

If a required acceleration event occurs, we will cause the notes to be remarketed. If you wish to exercise your warrants in this case, you may use the proceeds obtained from a successful remarketing to pay the exercise price, and if the remarketing fails, require us to repurchase the notes and use the repurchase price to pay the exercise price.

You will be required to make any warrant installment payment that has accrued to but excluding the early expiration date.

Registration Rights	We will use our best efforts to keep the registration statement of which this prospectus is a part effective until the earliest of:

•

with respect to (i) the SQUARZ, Stripped SQUARZ and notes, May 28, 2004 and (ii) the common stock issuable upon exercise of the registered warrants, the first date as of which no registered warrants remain outstanding (whether due to exercise, cancellation, or expiration), and (iii) the common stock issuable upon exercise of the unregistered warrants, the earlier of (x) two years following the last date as of which an unregistered warrant is exercised and (y) the first date on which no underlying unregistered warrant has been exercised and no underlying unregistered warrant remains outstanding (whether due to expiration, cancellation, or otherwise);

•

the date when the holders of the SQUARZ, Stripped SQUARZ, notes, and common stock issuable upon exercise of the warrants are able to sell all such securities immediately without restriction pursuant to the volume limitation provisions of Rule 144 under the Securities Act; and

•

the date when all of the SQUARZ, Stripped SQUARZ, notes, and common stock issuable upon exercise of the warrants held by holders that complete and deliver in a timely manner the selling securityholder election and questionnaire described below are registered under the shelf registration statement and disposed of in accordance with the shelf registration statement.

See “Description of the Registration Rights Agreement.”

As used in this prospectus, a “registered warrant” is a warrant underlying a SQUARZ or Stripped SQUARZ of a holder thereof that acquired that SQUARZ or Stripped SQUARZ in a transaction covered by this prospectus. As used in this prospectus, an “unregistered warrant” is any warrant underlying a SQUARZ or Stripped SQUARZ other than a registered warrant, including any warrant underlying a SQUARZ or Stripped SQUARZ of a holder thereof that did not acquire that SQUARZ or Stripped SQUARZ in a transaction covered by this prospectus.

Form and Denomination

The Depository Trust Company (“DTC”) is acting as securities depositary for the SQUARZ and the Stripped SQUARZ, and is expected to act as such for any notes separated in connection with the creation of a Stripped SQUARZ, each of which shall be issued only as fully registered securities registered in the name of DTC or its nominee for credit to an account of a direct or indirect participant in DTC as described below and each of which will be evidenced by one or more global certificates deposited with or on behalf of DTC and registered in the name of Cede & Co. as DTC’s nominee; provided, however, that we may elect, and have currently elected, to issue the notes in certificated form directly to the SQUARZ agent or the collateral agent.

United States Federal Income Tax Consequences

If you purchase a SQUARZ, you will be treated for U.S. federal income tax purposes as having acquired beneficial ownership of a note, a warrant, and the corresponding initial pledged treasuries. The purchase price paid for a SQUARZ will be allocated among the note, the warrant and the initial pledged treasuries based on their respective fair market values (taking into account the obligation to make warrant installment payments). The amount of the purchase price allocated to the initial pledged treasuries will be further allocable among the initial pledged treasuries in accordance with their relative fair market values. The purchase price paid for a Stripped SQUARZ will be allocated among the warrant and the initial and substitute pledged treasuries based on their respective fair market values (taking into account the obligation to make warrant installment payments). The amount of the purchase price allocated to the initial and substitute pledged treasuries will be further allocable among the initial and substitute pledged treasuries in accordance with their relative fair market values. Because warrant installment payments made by a holder are capital expenditures and thus not currently deductible for U.S. federal income tax purposes, a holder will not be able to use the warrant installment payments made by the holder to offset current ordinary interest or discount income recognized in respect of the initial pledged treasuries and the note (or, in the case of a Stripped SQUARZ, in respect of the initial and substitute pledged treasuries). Therefore, a holder of SQUARZ or Stripped SQUARZ will recognize current taxable ordinary interest or discount income in respect of the SQUARZ or Stripped SQUARZ without receiving net current cash distributions. Moreover, losses recognized by a holder in respect of a SQUARZ or Stripped SQUARZ held as a capital asset will constitute capital losses, which may be used to offset ordinary interest or discount income in respect of SQUARZ or Stripped SQUARZ only by individual investors and to a very limited extent. See “U.S. Federal Income Tax Consequences” in this prospectus.

An investment in a SQUARZ involves certain tax-related risks. As there is no statutory, judicial or administrative authority directly addressing the U.S. federal income tax treatment of the SQUARZ or instruments similar to the SQUARZ, you are urged to consult your own tax advisor with respect to the tax consequences of the purchase, ownership and disposition of the SQUARZ. See “Risk Factors” in this prospectus.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing Berkshire or a holder of the securities covered by this prospectus. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations or adversely affect those securities.

If any of the following risks actually occurs, our business, financial condition or results of operations could be materially adversely affected, and the trading price or value of the SQUARZ, Stripped SQUARZ, notes and our common stock could decline substantially.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including the risks described below or in our SEC reports incorporated by reference in this prospectus.

Risks Related to an Equity Investment in Berkshire

A terrorist attack causing large and widespread loss of life or property could result in a large aggregation of losses for Berkshire’s insurance business.

The terrorist attack on September 11, 2001 revealed that Berkshire’s insurance companies are currently exposed to the risk of a large aggregation of losses. Before September 11, we did not adequately evaluate the possibility of large-scale terrorism losses when setting insurance prices or evaluating the risk of multiple losses stemming from a single event or from related events (aggregation risk). Consequently, our insurance companies wrote some insurance policies for which they did not charge premiums commensurate with the risk of losses that could result from, for example, a nuclear detonation in a major metropolis or a biological or chemical attack in multiple buildings. We have attempted since September 11 to account adequately for such risks in writing new insurance and reinsurance, but exposures related to prior insurance and reinsurance coverages remain on our books. While these exposures generally run off over the balance of this year, the risks posed by global terrorism are inherently hard to predict so that our ability to anticipate how risks will aggregate is quite imperfect.

Our tolerance for risk in our insurance business may result in a high degree of volatility in our periodic reported earnings.

Berkshire has been and continues to be willing to assume more risk than any other insurer has knowingly taken on. We are willing to lose as much as $2 to $2.5 billion from a single loss event (as we did on September 11) if we are properly paid for the risk assumed. Also, since September 11, we have written some coverages for future terrorist-related losses. In all cases, however, we have attempted to avoid writing groups of policies from which losses might seriously aggregate. Our tolerance for huge losses may in some future periods result in huge losses. This policy may result in a high degree of volatility in our periodic reported earnings.

Our insurance companies’ investments are unusually concentrated.

Compared to other insurers, Berkshire’s insurance subsidiaries keep an unusually high percentage of their assets in common stocks and diversify their portfolios far less than is conventional. A significant decline in the general stock market or in the price of our major investments may produce a large decrease in Berkshire’s book value, one far greater than likely to be experienced by most other property-casualty insurance companies. Such a decrease could have a material adverse effect on the share price of our class A and class B common stock.

We are dependent upon a few key people.

Investment decisions and all other capital allocation decisions are made for Berkshire’s businesses by Warren E. Buffett, chairman of our board of directors, age 72, in consultation with Charles T. Munger, vice chairman of our board of directors, age 78. If for any reason the services of Berkshire’s key personnel, particularly Mr. Buffett, were to become unavailable to Berkshire, there could be a material adverse effect both on Berkshire and on the market prices of the SQUARZ, Stripped SQUARZ, and our class A and class B common stock.

The past growth rate in Berkshire stock is not an indication of future results.

In the years since Berkshire’s present management acquired control of Berkshire, its book value per share has grown at a highly satisfactory rate. Because of the large size of Berkshire’s capital base (stockholders’ equity of approximately $62.6 billion as of September 30, 2002), Berkshire’s book value per share cannot increase in the future at a rate even close to its past rate.

Our class B common stock is not convertible and has a lower vote and stock price than our class A common stock.

Each share of our class A common stock is convertible into thirty shares of our class B common stock, but shares of our class B common stock are not convertible into shares of our class A common stock or any other security. Although a share of our class B common stock may sell below one-thirtieth of the market price of a share of our class A common stock, it is unlikely that a share of our class B common stock will sell significantly above one-thirtieth of the market price of a share of our class A common stock because higher prices than that would cause arbitrage activity to ensue. Also, holders of our class A common stock are entitled to one vote, but holders of our class B common stock are entitled to only one two-hundredth of a vote, for each share on matters submitted to a vote of Berkshire stockholders. See “Description of Berkshire’s Capital Stock.”

Risks Related to the SQUARZ

The value of the shares of our common stock you receive upon exercise of your warrant may decline during the period from the date on which you exercise your warrant to the date on which the shares of our common stock are delivered.

Following any exercise of your warrant up to and including the date on which the shares are delivered, you are subject to the risk of decline in the price of our common stock, and therefore a reduction in the value of the shares you receive upon settlement of exercise of your warrant.

You are required to pledge zero-coupon U.S. treasury securities to us because the warrant installment payments exceed the interest we pay on the notes.

Because the warrant installment payments exceed the interest that we pay on the notes, treasury strips that mature on each warrant installment date through the stated maturity of the warrants were pledged to the collateral agent for our benefit. The total principal amount of the treasury strips together with interest payments on the note underlying a SQUARZ (or the total principal amount of the treasury securities underlying a Stripped SQUARZ) will fund the aggregate of your warrant installment payments through the stated maturity of the warrant. As described in “Description of the Warrants—Warrant Installment Payments,” these treasury strips were pledged to us on behalf of the holders of SQUARZ.

The trading price for our common stock and the general level of interest rates and our credit quality will directly affect the trading price for the SQUARZ.

Our credit quality, operating results and prospects and economic, financial and other factors will affect the trading prices of our common stock. In addition, market conditions can affect the capital markets generally, in turn affecting the price of our common stock and our debt. These conditions may include the level of, and fluctuations in, the trading prices of stocks and debt generally or the trading prices of publicly traded companies in which we hold significant stakes. Fluctuations in interest rates may affect the relative value of our common stock which can be acquired upon exercise of the warrants and the relative value of the note component of the SQUARZ, which, in either case, could affect the trading prices of the SQUARZ.

You may suffer dilution of our common stock issuable upon exercise of your warrant.

The number of shares of our common stock issuable upon settlement of your warrant is subject to adjustment only for stock splits and combinations, stock dividends and specified other transactions described in this prospectus. See “Description of the Warrants—Antidilution Adjustments.” The number of shares of our common stock issuable upon settlement of each warrant is not subject to adjustment for other transactions or events, such as issuances of common stock for cash or in connection with acquisitions, which could adversely affect the price of our common stock. The terms of the SQUARZ do not restrict our ability to offer common stock in the future or to engage in other transactions that could dilute our common stock. Moreover, we have no obligation to consider the interests of the holders of SQUARZ in engaging in any such offering or transaction.

You will have none of the rights of a stockholder.

Until you acquire shares of our common stock upon exercise of your warrant, you will have no rights with respect to our common stock, including voting rights or rights to receive dividends or other distributions, if any, on our common stock. Upon exercise of your warrant, you will be entitled to exercise the rights of a holder of common stock only as to actions for which the record date occurs after the date on which you are issued shares of common stock.

Your pledged securities are encumbered.

Although holders of SQUARZ or Stripped SQUARZ will be beneficial owners of the underlying treasury strips and the pledged notes or treasury securities, as the case may be, those securities have been pledged to the collateral agent to secure their obligations to make warrant installment payments. Therefore, for so long as the warrants remain outstanding, holders will not be allowed to withdraw their pledged securities from this pledge arrangement, except upon substitution of other securities as described in this prospectus, and once the warrants are no longer outstanding holders will be permitted to withdraw pledged securities only to the extent they have not been used to satisfy warrant installment payments. Additionally, notwithstanding holders’ right to cancel their warrants in the event we become the subject of a case under the U.S. Bankruptcy Code, the delivery of the pledged securities to you may be delayed by the imposition of the automatic stay of Section 362 of the Bankruptcy Code.

The SQUARZ agreement will not be qualified under the Trust Indenture Act of 1939; the obligations of the SQUARZ agent are limited.

The SQUARZ agreement relating to the SQUARZ will not be qualified under the Trust Indenture Act of 1939. The SQUARZ agent under the SQUARZ agreement, who will act as the agent and the attorney-in-fact for holders of SQUARZ and Stripped SQUARZ, will not be qualified as a trustee under the Trust Indenture Act of 1939. Accordingly, holders of SQUARZ will not have the benefits of the protections of the Trust Indenture Act of 1939. Under the terms of the SQUARZ agreement, the SQUARZ agent has only limited obligations to the holders of SQUARZ and Stripped SQUARZ. The Bank of New York will act in several agency roles, including as SQUARZ agent for the holders of SQUARZ and Stripped SQUARZ and as collateral agent for us.

You may receive unregistered, not freely tradable, stock upon exercise of your warrant.

If for some reason the registration statement of which this prospectus is a part does not stay effective (see “Description of the Registration Rights Agreement”), then the common stock issued upon exercise of warrants when the registration statement is not effective must be issued and sold pursuant to an exemption from the registration requirements of the Securities Act. In that event, the shares received on warrant exercise would be restricted securities under the Securities Act and not freely tradable. Also, a holder of a SQUARZ or Stripped SQUARZ that has never been resold pursuant to an effective registration statement will receive upon exercise of the warrant underlying that SQUARZ or Stripped SQUARZ restricted common stock that cannot be freely traded unless there is an effective registration statement at the time covering the resale of that stock.

Because of the lack of an established trading market for the SQUARZ, the Stripped SQUARZ and the notes, you may not be able to sell your SQUARZ, Stripped SQUARZ or notes at all or at an attractive price.

Prior to our initial offering of SQUARZ, there was no trading market for the SQUARZ. Although Goldman, Sachs & Co. has advised us that it currently is making and intends to continue to make a market in the SQUARZ, it is not obligated to do so and may discontinue such market making at any time without notice. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended. Accordingly, there can be no assurance that any market for the SQUARZ will be maintained. If an active market for the SQUARZ fails to be sustained, the trading price of the SQUARZ could be materially adversely affected. We do not intend to apply for listing of the SQUARZ, the Stripped SQUARZ or the notes on any securities exchange.

Risks Related to Tax Consequences

No authority directly addresses the U.S. federal income tax consequences of the purchase, ownership and disposition of the SQUARZ.

No statutory, judicial or administrative authority directly addresses the treatment of the SQUARZ or instruments similar to the SQUARZ for U.S. federal income tax purposes. As a result, you are urged to consult your own tax advisor with respect to the tax consequences of the purchase, ownership and disposition of the SQUARZ.

U.S. holders will recognize current taxable income in respect of the SQUARZ and Stripped SQUARZ without receiving current cash distributions and a holder might not be able to offset losses in respect of SQUARZ or Stripped SQUARZ against that income.

Because warrant installment payments made by a holder are capital expenditures and thus not currently deductible for U.S. federal income tax purposes, a holder will not be able to use the warrant installment payments made by that holder to offset current interest or discount income recognized in respect of the initial pledged treasuries and the note (or, in the case of a Stripped SQUARZ, in respect of initial and substitute pledged treasuries). Therefore a holder of SQUARZ or Stripped SQUARZ will recognize current taxable ordinary interest or discount income in respect of the SQUARZ or Stripped SQUARZ without receiving net current cash distributions. Moreover, losses recognized by a holder in respect of SQUARZ or Stripped SQUARZ held as a capital asset will constitute capital losses, which may be used to offset ordinary interest or discount income in respect of SQUARZ or Stripped SQUARZ only by individual investors and to a very limited extent.

Because no authority directly addresses the issue, the tax consequences of a net-share settlement of the warrants are uncertain.

The exchange of warrants for common stock under a net-share settlement should qualify as a recapitalization. In that case, a holder would generally not recognize gain or loss upon a net-share settlement of a warrant. It is possible, however, in the case of a net-share settlement, that the holder could be treated as having disposed of some or all of the warrants in a taxable transaction, in which case the holder would recognize gain equal to the fair market value of the warrants deemed disposed of over the holder’s tax basis in those warrants.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of consolidated earnings to consolidated fixed charges for the nine months ended September 30, 2002 and for the fiscal years ended December 31, 2001, 2000, 1999, 1998 and 1997.

	Nine Months Ended September 30, 2002	Fiscal Year Ended December 31,
		2001	2000	1999	1998	1997
Earnings Available for Fixed Charges (in millions)	$4,977	$2,423	$6,507	$3,223	$4,477	$2,988
Fixed Charges* (in millions)	624	1,069	986	773	163	161
Ratio of Earnings to Fixed Charges*	7.98x	2.27x	6.60x	4.17x	27.47x	18.56x

*	Includes fixed charges of finance businesses. Ratios of consolidated earnings to consolidated fixed charges, excluding fixed charges of finance businesses, are: Nine months ended September 30, 2002—20.52x; 2001—5.41x; 2000—27.04x; 1999—14.10x; 1998—31.38x; 1997—21.05x.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale by selling securityholders of any of the securities covered by this prospectus.

We will receive net proceeds in connection with the exercise of the warrants underlying the SQUARZ and Stripped SQUARZ, the actual amount of which will depend on the number of warrants exercised. Whether or not any, some or all of the warrants will be exercised will depend on factors, including changes in the trading price of our common stock. If a warrant is exercised, we will receive the exercise price of $10,000 in exchange for the issuance of our common stock to the holder thereof. Holders of SQUARZ or Stripped SQUARZ are required to pay the exercise price to us in cash (except, in the case of exercise on the maturity date or early expiration date of the warrant, they may direct that we be paid from the proceeds of the simultaneous remarketing or, in the case of a failed remarketing, the proceeds of our repurchase of their notes). See “Description of the Warrants—Exercise of Warrants.” If all of the warrants are exercised, we will receive aggregate net proceeds of approximately $400,000,000. We will use such proceeds for general corporate purposes, including possible acquisitions.

SELLING SECURITYHOLDERS

We originally issued 40,000 SQUARZ to Goldman, Sachs & Co., as initial purchaser, in a private placement on May 28, 2002. Goldman, Sachs & Co. then resold the SQUARZ in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed to be “qualified institutional buyers” as defined by Rule 144A under the Securities Act.

Selling securityholders may, from time to time, use this prospectus to offer and sell any of the securities covered by this prospectus. We may use this prospectus to offer and sell our common stock issuable upon exercise of the warrant underlying a SQUARZ or Stripped SQUARZ to a holder thereof who acquired that SQUARZ or Stripped SQUARZ in a transaction covered by this prospectus. The remarketing agent may use this prospectus in connection with any remarketing of the notes covered by this prospectus.

When we refer to the “selling securityholders” in this prospectus, we mean those persons listed in the table below, as well as the pledgees, donees, assignees, transferees, successors and others who later hold any of the selling securityholders’ interests. When we refer to the “remarketing agent” in this prospectus, we mean the remarketing agent selected by us to remarket the notes after the occurrence of a remarketing event (as further described in “Description of the Notes—Remarketing” below).

The table below sets forth the name of each selling securityholder, the aggregate number of SQUARZ and Stripped SQUARZ and the aggregate principal amount of notes that each selling securityholder may offer pursuant to this prospectus, and the number of shares of our common stock that are issuable upon the exercise of the warrants underlying such SQUARZ or Stripped SQUARZ. Unless set forth below, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our affiliates.

We have prepared the table below based on information given to us by the selling securityholders on or prior to November 22, 2002. However, any or all of the SQUARZ, Stripped SQUARZ, notes or our common stock may, from time to time, be offered for sale pursuant to this prospectus by the selling securityholders. Accordingly, we cannot estimate the number of SQUARZ, Stripped SQUARZ, notes or shares of our common stock that will be offered for sale by the selling securityholders or held by them upon consummation of any such sales. In addition, the selling securityholders listed in the table below may have acquired, sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their SQUARZ, Stripped SQUARZ, notes or shares of our common stock since the date as of which the information in the table is presented.

The warrants underlying the SQUARZ and Stripped SQUARZ are exercisable, in the aggregate, for a maximum aggregate of 4,464 shares (subject to antidilution adjustments) of our class A common stock or 133,920 shares (subject to antidilution adjustments) of our class B common stock. Whether or not any, some or all of the warrants will be exercised will depend on factors, including changes in the price of our common stock. We cannot estimate the actual number of shares (if any) of our common stock that will be offered for sale pursuant to this prospectus.

Information about the selling securityholders may change over time. Any changed information will be set forth in prospectus supplements to the extent required by the Securities Act and the rules thereunder. We also will set forth in prospectus supplements any other additional required information relating to the selling securityholders. From time to time, additional information concerning ownership of the SQUARZ, Stripped SQUARZ, notes, and common stock may rest with certain holders thereof not named in the table below and of whom we are unaware.

Name of Selling Securityholder	Number of SQUARZ and Stripped SQUARZ that May Be Sold(1)	Percentage of SQUARZ and Stripped SQUARZ Outstanding	Aggregate Principal Amount of Notes that May Be Sold(2)	Percentage of Notes Outstanding	Number of Shares of Class A Common Stock that May Be Sold(3)	Number of Shares of Class B Common Stock that May Be Sold(4)	Percentage of Common Stock Outstanding(5)
TD Securities (USA) Inc.	1,500	3.75%	$15,000,000	3.75%	167	5,022	*
Goldman Sachs and Company	3,458	8.65%	$34,580,000	8.65%	385	11,577	*
CGU Life Insurance USA	100	*	$1,000,000	*	11	334	*
Deutsche Bank Securities Inc	1,000	2.50%	$10,000,000	2.50%	111	3,348	*
DBAG London	1,806	4.52%	$18,060,000	4.52%	201	6,046	*
UBS AG London Branch	1,000	2.50%	$10,000,000	2.50%	111	3,348	*
ATSF Transamerica Convertible Securities	32	*	$320,000	*	3	107	*
IDEX Transamerica Convertible Securities Fund	18	*	$180,000	*	2	60	*
Transamerica Life Insurance and Annuities Co.	4,500	11.25%	$45,000,000	11.25%	502	15,066	*
JC Penney Insurance Co Group	180	*	$1,800,000	*	20	602	*
Wachovia Bank National Association	2,194	5.49%	$21,940,000	5.49%	244	7,345	*
AM Investment D Fund I, LP	184	*	$1,840,000	*	20	616	*
AM Investment E Fund, Ltd.	400	1.00%	$4,000,000	1.00%	44	1,339	*
Credit Suisse First Boston Europe Ltd.	2,500	6.25%	$25,000,000	6.25%	279	8,370	*
Sunrise Partners Limited Partnership	490	1.23%	$4,900,000	1.23%	54	1,640	*
Amaranth LLC	1,960	4.90%	$19,600,000	4.90%	218	6,562	*
Zola Partners, LP	100	*	$1,000,000	*	11	334	*
Wachovia Securities International LTD.	1,000	2.50%	$10,000,000	2.50%	111	3,348	*
D.E. Shaw Investment Group, LP	100	*	$1,000,000	*	11	334	*
D.E. Shaw Valence Portfolios, LP	400	1.00%	$4,000,000	1.00%	44	1,339	*
LB Series Fund, Inc., Income Portfolio	200	*	$2,000,000	*	22	669	*
Lutheran Brotherhood Income Fund—RF10	150	*	$1,500,000	*	16	502	*
LB Series Fund, Inc., Limited Maturity Bond Portfolio—RF28	25	*	$250,000	*	2	83	*
Lutheran Brotherhood Limited Maturity Growth Fund—RF17	25	*	$250,000	*	2	83	*
Thrivent Financial for Lutherans (formerly Aid Assoc. for Lutherans)	700	1.75%	$7,000,000	1.75%	78	2,343	*
Swiss Re Financial Products Corp.	2,000	5.00%	$20,000,000	5.00%	223	6,696	*
Highbridge International LLC	2,500	6.25%	$25,000,000	6.25%	279	8,370	*
UBS O’Connor LLC f/b/o O’Connor Global Convertible Portfolio	25	*	$250,000	*	2	83	*
R2 Investments, LDC	48	*	$480,000	*	5	160	*
Asymmetric Convertible Fund Limited	300	*	$3,000,000	*	33	1,004	*

*	Less than one percent.

(1)	Stripped SQUARZ can be created from SQUARZ and re-created into SQUARZ.

(2)	The notes may be sold as a unit with the SQUARZ of which they are a component or sold separately after they have been separated from such SQUARZ.

(3)	Assumes that all of the warrants underlying the SQUARZ and Stripped SQUARZ of the selling securityholder are exercised for class A common stock at a ratio of 0.1116 share of class A common stock per warrant; excludes fractional shares of class A common stock and shares of class B common stock that are issuable in lieu of fractional shares of class A common stock.

(4)	Assumes that all of the warrants underlying the SQUARZ and Stripped SQUARZ of the selling securityholder are exercised for class B common stock at a ratio of 3.3480 shares of class B common stock per warrant or exercised for class A common stock at a ratio of 0.1116 share of class A common stock per warrant and converted into 30 shares of class B common stock per share of class A common stock; excludes fractional shares of class B common stock.

(5)	Calculated pursuant to Rule 13d-3(d)(i) under the Exchange Act based on 1,313,526 shares of class A common stock and 6,622,146 shares of class B common stock outstanding as of October 31, 2002. In calculating the percentage with respect to each selling securityholder, we treated as outstanding the shares of common stock issuable upon exercise of all of the warrants underlying the SQUARZ and Stripped SQUARZ held by such selling securityholder but did not assume the exercise of any warrant by any other holder of SQUARZ or Stripped SQUARZ. Because each share of class A common stock is convertible into 30 shares of class B common stock, we treated each share of class A common stock as equivalent to 30 shares of class B common stock. Percentage for each selling securityholder reflects not only the shares of our common stock issuable to such selling securityholder upon the exercise of the warrants underlying such selling securityholder’s SQUARZ or Stripped SQUARZ but also other shares of our common stock that such selling securityholder has informed us that it beneficially owns.

PLAN OF DISTRIBUTION

We are registering the SQUARZ, Stripped SQUARZ, notes, and the common stock covered by this prospectus to permit (i) holders of the securities covered by this prospectus to conduct public secondary trading of these securities from time to time after the date of this prospectus; (ii) us to offer and sell our common stock issuable upon the exercise of the warrant underlying a SQUARZ or Stripped SQUARZ to holders thereof who acquired that SQUARZ or Stripped SQUARZ in a transaction covered by this prospectus; and (iii) the remarketing agent to offer and sell the notes in connection with any remarketing of the notes, in each case, including any deemed sale or transfer of such securities.

A selling securityholder may sell any or all of the securities which are the subject of this prospectus in one or more of the following ways:

•	directly to purchasers,

•	pursuant to Rule 144 under the Securities Act, where applicable,

•	through brokers or dealers, or otherwise, or

•	through one or more underwritten offerings, on a firm commitment or best efforts basis.

Such sales may occur at a fixed offering price (which may be changed), at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by a selling securityholder or by agreement between a selling securityholder and one or more underwriters, dealers, brokers or agents.

Such sales may be effected in one or more transactions (which may involve crosses or block transactions) (i) in the over-the-counter market, (ii) on any national securities exchange or quotation service if such securities are listed or quoted at the time of sale, (iii) in transactions otherwise than on such exchanges or services or in the over-the-counter market, or (iv) through the writing of options. In connection with such sales or otherwise, the selling securityholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the securities covered by this prospectus or securities similar thereto in the course of hedging the positions they assume. The selling securityholder may also sell such securities short and deliver such securities to close out such short positions, or loan or pledge such securities to broker-dealers that in turn may sell such securities.

Any underwriters, dealers, brokers or agents participating in the distribution of the securities covered by this prospectus may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling securityholder and/or the purchasers of such securities. In addition, a selling securityholder and any such underwriters, dealers, brokers or agents may be deemed to be “underwriters” under the Securities Act. As a result, any profits on the sale of shares by them and any discounts, commissions or concessions received by any of such persons may be deemed to be underwriting discounts and commissions under the Securities Act. Those who act as underwriters, brokers, dealers or agents in connection with the sale of such securities will be selected by the selling securityholder and may have other business relationships with us and our subsidiaries or affiliates in the ordinary course of business.

We are not obligated to, and will not, enter into any underwriting, indemnity or other agreement in connection with an underwritten offer or sale by a selling securityholder. We are not obligated to, and we will not, provide access to any nonpublic information in connection with any such offer or sale.

When a holder who acquired a SQUARZ or Stripped SQUARZ in a transaction covered by this prospectus exercises the warrant underlying that SQUARZ or Stripped SQUARZ, we will use this prospectus to deliver the shares of our class A and/or class B common stock issued upon that exercise, and those shares will be freely tradable.

The remarketing agent may offer and sell notes in a remarketing of the notes as described in the section titled “Description of the Notes—Remarketing” below and may use this prospectus in connection with the delivery of notes offered or sold pursuant to any such remarketing.

Berkshire’s class A and class B common stock are listed for trading on the New York Stock Exchange, under the trading symbols BRK.A and BRK.B, respectively. The SQUARZ, Stripped SQUARZ and notes are not listed, and we do not intend to list any of them, on any exchange or other quotation system.

DESCRIPTION OF THE SQUARZ

The terms of the SQUARZ include those stated in the SQUARZ agreement between Berkshire and The Bank of New York, as SQUARZ agent. The following description of certain material terms of the SQUARZ and the following descriptions of certain material terms of the notes and the warrants under the captions “Description of the Warrants,” “Description of the Notes” and “Description of the Registration Rights Agreement” in this prospectus do not purport to be complete.

We urge you to read the SQUARZ agreement, including the forms of the SQUARZ and the Stripped SQUARZ, and the indenture (including definitions of terms used therein), pledge agreement and the registration rights agreement because they, and not this description, define your rights as holder of the SQUARZ. You may request copies of these documents from us at our address set forth above under “Berkshire Hathaway Inc.”

General

40,000 SQUARZ have been issued and authenticated under the SQUARZ agreement. Each SQUARZ evidences its holder’s beneficial ownership of:

•

a note, payable by us, due November 15, 2007 with a principal amount of $10,000, on which we will pay interest semiannually at the initial rate of 3.00% per annum; provided, that the maturity of the note may be earlier as a result of a required acceleration event with respect to the SQUARZ (as described in “Description of the Notes—Remarketing” and “Description of the Warrants” below), and the interest rate on the note may be reset in connection with a successful remarketing of the notes (as described in “Description of the Notes” below);

•

a warrant to purchase, on or prior to May 15, 2007 (subject to acceleration as described in “Description of the Warrants” below), 0.1116 share (subject to antidilution adjustments) of our class A common stock or 3.3480 shares (subject to antidilution adjustments) of our class B common stock, at the holder’s option, at an exercise price of $10,000. If the holder elects to receive our class A common stock, any fractional share of our class A common stock the holder would receive will be issued in such number of shares of our class B common stock that is equal to the fractional number of our class A common stock multiplied by 30, and any fractional share of our class B common stock the holder would receive will be paid in cash equal to the then-current market price of one share of our class B common stock multiplied by such fraction. You are obligated to make semiannual warrant installment payments for so long as the warrant is outstanding, and you may be required to make up to an additional warrant installment payment when the warrant is exercised or otherwise ceases to be outstanding. Your right to cancel the warrant and terminate your obligation to make these payments is limited; and

•

U.S. treasury strips that will mature on a semiannual basis through May 15, 2007. We refer to these treasury strips as the “initial pledged treasuries.” Because treasury strips can be purchased only in integral multiples of $1,000, each SQUARZ evidences a fractional ownership in the treasury strips. The initial pledged treasuries related to each SQUARZ consists of the following U.S. treasury strips:

CUSIP No.	Maturity Date
912833FR6	15-Nov-2002
912833FS4	15-May-2003
912820DJ3	15-Nov-2003
912820BJ5	15-May-2004
912803AB9	15-Nov-2004
912803AD5	15-May-2005
912833FX3	15-Nov-2005
912820BS5	15-May-2006
912833FZ8	15-Nov-2006
912820BX4	15-May-2007

The notes (without recourse to payments of principal thereof) and the initial pledged treasuries have been pledged to us to secure your obligation to make the semiannual warrant installment payments under the SQUARZ agreement. The notes may be separated from the SQUARZ by pledging treasury securities in lieu of the notes, thus creating “Stripped SQUARZ,” as described below under “—Creating Stripped SQUARZ and Recreating SQUARZ.” In no event may a warrant be held separately from its related pledged securities.

The purchase price paid for a SQUARZ will be allocated among the note, the warrant and the initial pledged treasuries based on their respective fair market values (taking into account the obligation to make warrant installment payments). The amount of the purchase price allocated to the initial pledged treasuries will be further allocated among the initial pledged treasuries in accordance with their relative fair market values. See “U.S. Federal Income Tax Consequences—Allocation of Purchase Price of the SQUARZ” in this prospectus.

We have entered into:

•

a SQUARZ agreement with The Bank of New York, as SQUARZ agent, governing the appointment of the SQUARZ agent as the agent and attorney-in-fact for the holders of the SQUARZ and the Stripped SQUARZ, the transfer, exchange or replacement of certificates representing the SQUARZ and the Stripped SQUARZ and certain other matters relating to the SQUARZ and the Stripped SQUARZ; and

•

a pledge agreement with The Bank of New York, as collateral agent, custodial agent and securities intermediary creating a pledge and security interest for our benefit to secure the obligations of holders of SQUARZ and Stripped SQUARZ under the SQUARZ agreement.

Creating Stripped SQUARZ and Recreating SQUARZ

Holders of SQUARZ have the ability to “strip” those SQUARZ and take delivery of the pledged notes, creating “Stripped SQUARZ,” as described below. Holders of Stripped SQUARZ have the ability to re-create SQUARZ from their Stripped SQUARZ by depositing notes with the collateral agent, as described in more detail below. Holders who elect to create Stripped SQUARZ or re-create SQUARZ will be responsible for any related fees or expenses.

Each Stripped SQUARZ will evidence a holder’s beneficial ownership of:

•	a warrant;

•	initial pledged treasuries; and

•	certain U.S. treasury strips described under “—Creating Stripped SQUARZ” below.

Creating Stripped SQUARZ

Each holder of a SQUARZ may create a Stripped SQUARZ at any time on or before the second business day prior to the maturity or early expiration of the related warrant by substituting, for a previously pledged note, treasury securities as described below that will pay, on each warrant installment payment date prior to the maturity of the warrant, an amount equal to the warrant installment payment due on that date under the SQUARZ agreement, minus the amount to be received on that date from the initial pledged treasuries for one SQUARZ. In order to create Stripped SQUARZ in this way, a holder must deliver to the collateral agent the zero-coupon U.S. treasury securities listed below that have maturity dates after the date of the creation of the Stripped SQUARZ:

CUSIP No.	Maturity Date
912833FR6	15-Nov-2002
912833FS4	15-May-2003
912820DJ3	15-Nov-2003
912820BJ5	15-May-2004
912803AB9	15-Nov-2004
912803AD5	15-May-2005
912833FX3	15-Nov-2005
912820BS5	15-May-2006
912833FZ8	15-Nov-2006
912820BX4	15-May-2007

We refer to these treasury securities that are pledged in substitution for pledged notes as “substitute pledged treasuries.” Because treasury securities are issued in integral multiples of $1,000, holders of SQUARZ may make the substitution only in integral multiples of 20 SQUARZ.

The initial pledged treasuries have been, and substitute pledged treasuries (collectively, “pledged treasury securities”) will be, pledged to the collateral agent to secure the holder’s obligation to make warrant installment payments. The initial pledged treasuries will in all events remain pledged to us to secure a portion of the warrant installment payments.

To create a Stripped SQUARZ, you must:

•

deposit with the collateral agent the substitute pledged treasuries described above, which will be substituted for a pledged note and pledged to the collateral agent to secure your obligation to pay the warrant installment payments;

•	tender a SQUARZ to the SQUARZ agent; and

•

deliver a notice to the SQUARZ agent stating that you have deposited the specified substitute pledged treasuries with the collateral agent, pledging such substitute pledged treasuries and instructing that such substitute pledged treasuries be pledged to the collateral agent, and requesting that the SQUARZ agent instruct the collateral agent to release to you one pledged note.

Upon that deposit and the receipt of an instruction from the SQUARZ agent, the collateral agent will effect the release to the SQUARZ agent of a pledged note free and clear of our security interest. The SQUARZ agent will then:

•	cancel your SQUARZ;

•	transfer to you the released note; and

•	deliver to you a Stripped SQUARZ.

Any notes released to you will be tradable separately from the resulting Stripped SQUARZ. Interest on the released note will continue to be payable in accordance with its terms.

Recreating SQUARZ

Each holder of a Stripped SQUARZ may re-create a SQUARZ by substituting a note for substitute pledged treasuries. Holders may re-create SQUARZ at any time on or before the second business day prior to the maturity or early expiration of the related warrant, except that they may not re-create SQUARZ during the period beginning 15 days prior to a remarketing date.

Upon re-creation of the SQUARZ, the note will be pledged (without recourse to payments of principal thereof) to the collateral agent for our benefit to secure in part the holder’s obligation to pay the warrant installment payments under the SQUARZ agreement, and the substitute pledged treasuries relating to the Stripped SQUARZ will be released. Because treasury securities are issued in integral multiples of $1,000, holders of Stripped SQUARZ may make the substitution only in integral multiples of 20 Stripped SQUARZ.

After a note has been combined with a Stripped SQUARZ to re-create a SQUARZ, the right of the holder or its successor, if any, to put the re-combined note on a scheduled repurchase date will be lost, except in connection with an exercise or cancellation of the warrant related to the now-recombined SQUARZ. However, such holder will still have a put right upon a failed remarketing. See “Description of the Notes—Put Rights.”

To re-create a SQUARZ from a Stripped SQUARZ, you must:

•	deposit a note with the collateral agent;

•	tender a Stripped SQUARZ to the SQUARZ agent; and

•

deliver a notice to the SQUARZ agent stating that you have deposited the note with the collateral agent, pledging the note and instructing the note to be pledged to the collateral agent, and requesting that the SQUARZ agent instruct the collateral agent to release to you the substitute pledged treasuries relating to a Stripped SQUARZ.

The note will then be substituted for the substitute pledged treasuries underlying a Stripped SQUARZ and will be pledged (without recourse to payments of principal thereof) to the collateral agent to secure your obligation to pay the warrant installment payments under the SQUARZ agreement.

Upon that deposit and the receipt of an instruction from the SQUARZ agent, the collateral agent will effect the release to the SQUARZ agent of the substitute pledged treasuries free and clear of our security interest. The SQUARZ agent will:

•	cancel the Stripped SQUARZ;

•	transfer to you the substitute pledged treasuries; and

•	deliver to you the SQUARZ.

Pledged Securities and Pledge Agreement

The notes and the initial pledged treasuries underlying the SQUARZ have been, and any substitute pledged treasuries delivered in substitution for the pledged notes will be, pledged to the collateral agent for our benefit (without recourse, in the case of the notes, to payments of principal thereof). Under the pledge agreement, the pledged treasury securities and the notes (without recourse to payments of principal thereof) secure the obligations of holders of SQUARZ and Stripped SQUARZ to make warrant installment payments. A holder of a SQUARZ or a Stripped SQUARZ cannot separate or separately transfer the warrant from the pledged securities underlying the SQUARZ or Stripped SQUARZ. Your rights to the pledged securities are subject to our security interest created by the pledge agreement. You may not withdraw the remaining portion, if any, of the pledged securities related to the SQUARZ or Stripped SQUARZ from the pledge arrangement except upon:

•	the tender of substitute pledged treasuries to replace the related pledged note upon the creation of a Stripped SQUARZ;

•	the tender of a note to replace the related substitute pledged treasuries upon the re-creation of a SQUARZ;

•

the cancellation (when permitted) or exercise of the warrants (in each case, subject to payment of the warrant installment payment due on such date or on the next succeeding warrant installment payment date, if any); or

•

the maturity or early expiration of the warrant (subject to payment of the warrant installment payment due on the maturity date or the warrant installment payment accrued to, but excluding, the early expiration date).

Subject to our security interest and the terms of the SQUARZ agreement and the pledge agreement, the holders of SQUARZ or Stripped SQUARZ retain ownership of the initial pledged treasuries, and the pledged notes or substitute pledged treasuries, as the case may be, except that payments (other than payments of principal) on or proceeds from the notes and amounts received on the initial pledged treasuries and substitute pledged treasuries will be used to make warrant installment payments on the holder’s behalf.

We have no interest in the pledged securities other than our security interest.

If you cancel the warrant underlying your SQUARZ or Stripped SQUARZ (which you may only do in specified circumstances), let the warrant expire without exercise, or exercise the warrant for cash or through net-share settlement, then, except as provided below, the collateral agent will return the remaining pledged securities relating to the SQUARZ or Stripped SQUARZ, as the case may be, to you, subject to any amount of warrant installment payment that may be payable.

However, if you cancel (other than in the case of our bankruptcy) or exercise your warrant in amounts other than integral multiples of 80 SQUARZ or Stripped SQUARZ (such that your pro rata interest in the pledged treasury securities represents a non-integral multiple of $1,000 principal amount of any maturity) some or all of the pledged treasury securities pledged by you may be retained by the collateral agent for your benefit and your pro rata portion of the proceeds from such pledged treasury securities will be distributed to you when the pledged treasury securities mature (except that in connection with a required acceleration event, the collateral agent will sell the remaining pledged treasury securities and distribute your pro rata portion of such sale proceeds as soon as practicable following the early expiration date of the warrants). Your pro rata interest in any treasury securities retained for your benefit as described in the preceding sentence will cease to be pledged to us upon your cancellation or exercise of the warrant (and your payment of any warrant installment payment then due), even though the treasury securities will continue to be held by the collateral agent. Further, if you exercise your warrant on a day that is not a warrant installment payment date, you will be required to pay the full amount that would have been due on the next warrant installment payment date at the time of exercise in cash, (except that if you exercise your warrant following notice of an acceleration event, you will be required to pay the amount of the warrant installment payment accrued to but excluding the early expiration date of the warrant), if you exercise your warrant on a warrant installment payment date, you will be required to pay the amount due on such date, and if your warrant expires unexercised as a result of a required acceleration event, you will be required to pay the amount of the warrant installment payment accrued to but excluding the early expiration date of the warrant.

If you hold a SQUARZ (but not a Stripped SQUARZ), your warrant will be cancelled effective on any scheduled repurchase date where you effectively exercise your right to require us to repurchase the note relating to such SQUARZ. Thereafter, you will not be required to make any future warrant installment payments (other than the warrant installment payment due on that scheduled repurchase date), and your pledged securities will be released to you (or, in the case of treasury securities in which your pro rata interest represents non-integral multiples of $1,000 principal amount of any maturity, held for your benefit and your pro rata portion of the proceeds distributed at maturity). See “Description of Notes—Put Rights” below.

In the case of our bankruptcy prior to maturity of the warrants, the warrants underlying your SQUARZ or Stripped SQUARZ will be automatically cancelled, and you will not be required to make any future warrant installment payments. Subject to the approval by the bankruptcy court if required, your notes will be released to you and the pledged treasury securities will be liquidated and the proceeds distributed on a pro rata basis.

If we default on an interest payment on the notes, you will have the right to cancel the warrants underlying your SQUARZ or Stripped SQUARZ. If you choose to cancel your warrants, you will not be required to make any future warrant installment payments, and your pledged securities will be released to you (or, in the case of treasury securities in which your pro rata interest represents non-integral multiples of $1,000 principal amount of any maturity, held for your benefit and your pro rata portion of the proceeds distributed to you at maturity).

Except as expressly provided above, you are not permitted to cancel the warrants or to be released from the obligation to make warrant installment payments.

Amendment and Modification of the SQUARZ Agreement

The SQUARZ agreement may be amended by us and the SQUARZ agent, without your consent, for the purpose of, among other things:

•	appointing a successor SQUARZ agent;

•	adding to our covenants for your benefit;

•	adding, amending or supplementing procedures and procedural matters;

•	curing any ambiguity, or correcting or supplementing any defective or inconsistent provisions; or

•	make any other provisions with respect to matters or questions arising under the SQUARZ agreement which shall not adversely affect the interests of the holders.

The SQUARZ agreement contains provisions permitting us and the SQUARZ agent, with the consent of the holders of not less than a majority of the SQUARZ and Stripped SQUARZ at the time outstanding, to modify the rights of the holders of the SQUARZ or Stripped SQUARZ and the terms of the SQUARZ agreement, except that no modification may, without the consent of the holder of each outstanding SQUARZ and Stripped SQUARZ affected thereby:

•	change the warrant installment payment date;

•	change the amount or type of collateral required to be pledged;

•	materially and adversely affect the holders’ rights in any pledged collateral;

•	change the exercise date of the warrants, except as provided in the SQUARZ agreement;

•	reduce the number of shares of our common stock issuable upon exercise of the warrants;

•	increase the exercise price of the warrants;

•	increase the amount of the warrant installment payments;

•	change the maturity date of the warrants;

•	materially and adversely affect the holders’ right with respect to the SQUARZ and Stripped SQUARZ;

•	reduce the percentage of outstanding SQUARZ and Stripped SQUARZ the consent of holders of which is required for the modification or amendment of the provisions of the SQUARZ agreement.

Consolidation, Merger, Sale or Conveyance

We have agreed in the SQUARZ agreement that we will not (1) merge with or into or consolidate with any other entity or (2) sell, assign, transfer, lease or convey all or substantially all of our assets to any corporation or other entity other than, with respect to clause (2), our direct or indirect wholly-owned subsidiaries, unless, in each case:

•

the successor or transferee corporation (or other entity) shall be a corporation or other entity organized under the laws of the United States of America, of a State of the United States, or of the District of Columbia;

•	the successor or transferee corporation (or other entity) shall expressly assume our obligations under the SQUARZ agreement, the pledge agreement, and the remarketing agreement; and

•

we or such successor or transferee corporation (or other entity) is not, immediately after such merger, consolidation, sale, assignment, transfer, lease or conveyance, in default in the performance of any of our or its obligations under the SQUARZ agreement, the pledge agreement or the remarketing agreement.

Title

We, the SQUARZ agent and the collateral agent may treat the registered holder of any SQUARZ or Stripped SQUARZ as the absolute owner of those SQUARZ or Stripped SQUARZ, as the case may be, for the purpose of making payment and settling the related warrants and for all other purposes.

Replacement and Transfer of Certificates

If physical certificates are issued, we will replace any mutilated certificate at your expense upon surrender of that certificate to the SQUARZ agent. We will replace certificates that become destroyed, lost or stolen at your expense upon delivery to us and the SQUARZ agent of satisfactory evidence that the certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the SQUARZ agent or us.

We, however, are not required to issue any certificates representing SQUARZ or Stripped SQUARZ on or after the maturity or early expiration of the warrants. In place of the delivery of a replacement certificate following the maturity or early expiration of the warrants, the SQUARZ agent, upon delivery of the evidence and indemnity described above, will deliver the pledged securities related to the SQUARZ or Stripped SQUARZ evidenced by the certificate (less any amount required to pay warrant installments due by the holder).

No service charge will be made for registration of transfer or exchange upon surrender of any certificate representing SQUARZ or Stripped SQUARZ at the office of the SQUARZ agent maintained for that purpose. We may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration or transfer or exchange of such certificates.

Governing Law

The SQUARZ agreement, the pledge agreement and the remarketing agreement are governed by, and construed in accordance with, the laws of the State of New York, without regard to conflicts of laws principles thereof.

Information Concerning the SQUARZ Agent

The Bank of New York is the SQUARZ agent. The SQUARZ agent will act as the agent and attorney-in-fact for the holders of SQUARZ and Stripped SQUARZ from time to time. The SQUARZ agreement does not obligate the SQUARZ agent to exercise any discretionary authority in connection with a default under the terms of the SQUARZ agreement, the pledge agreement or the pledged securities.

The SQUARZ agreement contains provisions limiting the liability of the SQUARZ agent. The SQUARZ agreement contains provisions under which the SQUARZ agent may resign or be replaced. Resignation or replacement of the SQUARZ agent would be effective upon the appointment of a successor.

The initial SQUARZ agent is one of a number of banks with which we or our subsidiaries may maintain ordinary banking and trust relationships.

Information Concerning the Collateral Agent

The Bank of New York is the collateral agent. The collateral agent will act solely as our agent and will not assume any obligation or relationship of agency or trust for or with any of the holders of the SQUARZ and Stripped SQUARZ except for the obligations owed by a pledgee of property to the owner thereof under the pledge agreement and applicable law.

The pledge agreement contains provisions limiting the liability of the collateral agent. The pledge agreement contains provisions under which the collateral agent may resign or be replaced. Resignation or replacement of the collateral agent would be effective upon the appointment of a successor.

The initial collateral agent is one of a number of banks with which we or our subsidiaries may maintain ordinary banking and trust relationships.

Miscellaneous

The SQUARZ agreement provides that we will pay all fees and expenses related to:

•	the offering of the SQUARZ;

•	the retention of the collateral agent and the SQUARZ agent;

•	the enforcement by the SQUARZ agent of the rights of the holders of the SQUARZ and Stripped SQUARZ; and

•	with certain exceptions, stock transfer and similar taxes, if any, attributable to the initial issuance and delivery of our common stock upon exercise of the warrants.

Should you elect to create Stripped SQUARZ or re-create SQUARZ, you will be responsible for any fees or expenses payable in connection with the substitution of the applicable pledged securities, as well as any commissions, fees or other expenses incurred in acquiring the pledged securities to be substituted, and we will not be responsible for any of those fees or expenses.

DESCRIPTION OF THE NOTES

The following description of certain material terms of the notes does not purport to be complete. The following description is subject to, and is qualified in its entirety by reference to, the indenture (the “base indenture”), entered into by and between us and The Bank of New York, as trustee (the “note trustee”), the officers’ certificate creating and defining the terms of the notes and the form of the note attached thereto (together, the “indenture”). Certain capitalized terms used herein are defined in the indenture.

We urge you to read the indenture (including definitions of terms used therein) because it, and not this description, defines your rights as a beneficial holder of the notes. You may request copies of these documents from us at our address set forth above under “Berkshire Hathaway Inc.”

General

$400,000,000 in aggregate principal amount of notes have been issued and authenticated under the indenture. The notes are our senior, unsubordinated obligations and are limited in aggregate principal amount to $400,000,000.

The notes are not subject to a sinking fund provision. The entire principal amount of the notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on November 15, 2007, unless such maturity date is earlier in connection with a required acceleration event as described below under “—Remarketing,” in which event the principal amount of the notes will be due and payable on such earlier maturity date, together with any accrued and unpaid interest on the principal amount.

Notes initially issued as part of the SQUARZ were issued in certificated form. Notes separated from the SQUARZ are expected to be issued in global certificated form. See “Book-Entry Issuance—Depository Procedures.” Payments on notes issued as a global certificate will be made through the note paying agent to DTC and payments on notes issued in certificated form will be made at the principal corporate trust office of the note trustee in New York City, New York; provided that payment of interest may be made at our option by check mailed to the address of the holder entitled thereto. The transfer of certificated notes will be registerable and notes will be exchangeable for notes of other denomination of a like aggregate principal amount at such corporate trust office.

You have certain put rights to require us to repurchase your notes as described in “Description of the Notes—Put Rights.”

We do not have the right to redeem the notes in whole or in part at any time.

Interest

Each note bears interest on its stated principal amount at the rate of 3.00% per annum, subject to adjustment as described below and under “Description of the Notes—Remarketing,” from and including May 15, 2002. Interest is payable semiannually in arrears on May 15 and November 15 of each year (each, an “interest payment date”), commencing on November 15, 2002, to the person in whose name such note is registered, subject to certain exceptions, at the close of business on the business day next preceding such interest payment date. The record date for interest payable on the notes on each interest payment date is the close of business on the business day next preceding each such Interest Payment Date. If some or all of the notes are in certificated form and are not in the form of a global certificate, we may in our sole discretion change the record date by providing notice thereof to the note trustee no later than 30 days prior to the next record date that would otherwise occur; provided that the record date will in no event be earlier than one business day prior to the applicable interest payment date.

The amount of interest payable for any full semiannual interest period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any period shorter than a full semiannual interest period for which interest is computed, will be computed on the basis of 30-day months and, for periods of less than a month, the actual number of days elapsed per 30-day month. If any date on which interest is payable on the notes is not a business day, then payment of the interest payable on such date will be made on the next succeeding day that is a business day (and without any interest or other payment in respect of any such delay) with the same force and effect as if made on such interest payment date. A “business day” means any day, other than a Saturday or Sunday, that is not a day on which banking institutions in the Borough of Manhattan, the City of New York are authorized or required by law, regulation or executive order to close.

Any amounts payable on any notes that are not punctually paid on any payment date will cease to be payable to the person in whose name such notes are registered on the relevant record date, and such defaulted payment will instead be payable to the person in whose name such notes are registered on the special record date or other specified date determined in accordance with the indenture.

If the notes are successfully remarketed in conjunction with a required acceleration event or upon the maturity of the warrants, interest will accrue on the principal amount of the notes at the interest rate established in such remarketing from the remarketing date to but not including the maturity date or the early expiration date, as applicable. If there is a failed remarketing (as described in “Description of the Notes—Remarketing”), interest will continue to accrue on the principal amount of the notes at the rate of 3.00% per annum from the failed remarketing date to but not including the maturity date or the early expiration date.

Amounts received by the collateral agent on the initial pledged treasuries and substitute pledged treasuries and interest payments received by the collateral agent on the notes as well as proceeds from remarketing that represent accrued but unpaid interest on the notes, will be paid to the SQUARZ agent and then paid by the SQUARZ agent to us as payment of the warrant installment payment.

Remarketing

A “remarketing event” will occur:

•

following the occurrence of a required acceleration event (as defined in “Description of the Warrants—Acceleration of Warrants”), in which case the remarketing date will be the third business day preceding the early expiration date of the warrants; or

•	in connection with the maturity of the warrants, in which case the remarketing date will be May 10, 2007.

Following the occurrence of a remarketing event, all of the notes—other than the notes as to which the holders have opted not to participate in the remarketing—will be remarketed by an entity to be designated by us as remarketing agent. In the absence of an election to the contrary, holders of notes and SQUARZ will be deemed to have elected to participate in the remarketing.

Under a remarketing agreement, the remarketing agent will agree to use commercially reasonable efforts to remarket the participating notes at a price equal to 100.125% of their principal amount, plus any accrued and unpaid interest. If, by 4:00 p.m., New York City time, on the remarketing date, the remarketing agent is unable to remarket all of the notes participating in the remarketing at a price of at least 100% of their principal amount, plus any accrued and unpaid interest, a “failed remarketing” will have occurred. The SQUARZ agent will give notice of a failed remarketing to us and all holders of notes and SQUARZ prior to the close of business on the business day following the remarketing date. In the event of a failed remarketing, the holders of the notes and SQUARZ will have certain rights to require us to repurchase the notes as described in “Description of the Notes—Put Rights.”

After a successful remarketing, meaning all of the participating notes are sold for at least 100% of their principal amount, plus accrued and unpaid interest, the proceeds from the remarketed notes will initially be paid to the collateral agent (to the extent such notes were pledged as collateral), or paid to holders who held notes separate from the SQUARZ. The collateral agent will then pay the proceeds from the remarketed notes (in each case less any warrant installment payment then due to us) to the selling holders, unless the holders have elected to exercise their warrants through cash settlement and to have the remarketing proceeds apply to the exercise price, in which case the net proceeds will be applied toward the exercise price of the warrants and any warrant installment payment (or portions thereof) then due to us, with any excess net proceeds to be distributed to the selling holders.

In connection with a remarketing following a required acceleration event:

•	the adjusted maturity of the notes will become the date that is 6 months following the remarketing date (whether or not the remarketing is successful);

•	if the remarketing has been successful, beginning on the remarketing date, the notes will bear interest on their principal amount at the rate established in the remarketing; and

•

if the remarketing has been unsuccessful, the interest rate on the notes will remain at 3.00% per annum and the holders of the notes will have the right to require us to repurchase the notes as described in “Description of Notes—Put Rights” below.

In connection with a remarketing at maturity of the warrants:

•	the notes will continue to mature on their scheduled maturity date of November 15, 2007 (whether or not the remarketing is successful);

•	if the remarketing has been successful, beginning on the remarketing date, the notes will bear interest on their principal amount at a rate equal to the rate established in the remarketing; and

•

if the remarketing has been unsuccessful, the interest rate on the notes will remain at 3.00% per annum and the holders of the notes will have the right to require us to repurchase the notes as described in “Description of Notes—Put Rights” below.

Remarketing Procedures

Set forth below is a summary of the procedures to be followed in connection with a remarketing of the notes.

Remarketing in Connection with a Required Acceleration Event

In the event of a remarketing in connection with a required acceleration event, we will cause written notice of the remarketing to be given to the holders of the SQUARZ and the notes. As long as any of the SQUARZ or the notes are evidenced by one or more global certificates deposited with DTC, we also will request, not later than six and no more than 20 business days prior to the remarketing date, that DTC notify its participants holding SQUARZ or notes of the remarketing. The remarketing date will be the third business day preceding the early expiration date of the warrants. A holder of

SQUARZ will be deemed to have elected to participate in the remarketing unless it has tendered on or prior to the fifth business day preceding the remarketing date to the SQUARZ agent cash in an amount equal to the interest on the pledged notes that has accrued or will accrue up to (but excluding) the early expiration date of the warrants. If the notes are remarketed in connection with a required acceleration event, whether the warrant is exercised or expires unexercised, holders of SQUARZ or Stripped SQUARZ will be required to pay us the warrant installment payment accrued to but excluding the early expiration date of the warrant, which will be the remarketing settlement date.

Remarketing Upon the Maturity of the Warrants

If not previously remarketed in connection with a required acceleration event, the notes will be remarketed on May 10, 2007 in connection with the maturity of the warrants. No further action will be required of us to select such date and we will not be required to give notice of such date except that, as long as the SQUARZ or the notes are evidenced by one or more global certificates deposited with DTC, we will request, not later than six nor more than 20 business days prior to the remarketing date, that DTC notify its participants holding SQUARZ or notes of the remarketing. If the notes are to be remarketed in connection with the maturity of the warrants, whether the warrant is exercised or expires unexercised, holders of SQUARZ or Stripped SQUARZ will be required to pay us the warrant installment payment due on the maturity date.

The warrants will mature on May 15, 2007, the settlement date for a remarketing in connection with the maturity of the warrants.

General

Unless holders of notes elect not to have their notes remarketed, all notes will be remarketed on a remarketing date. A holder may elect not to have its notes remarketed by notifying the remarketing agent of such election not later than 5:00 p.m., New York City time, on the fifth business day preceding the remarketing date, accompanied by, in the case of a holder of SQUARZ, cash in an amount equal to the interest on the pledged notes that has accrued or will accrue up to (but excluding) the early expiration date of the warrants. Any such notice will be irrevocable and may not be conditioned upon the level at which the reset rate (as defined below) is established in the remarketing.

On the fourth business day (the “reset announcement date”) immediately preceding the remarketing date, the remarketing agent will determine the applicable benchmark treasury and the reset spread to be added to the yield on the applicable benchmark treasury to be used to determine the reset rate. The reset rate on the notes will be equal to the sum of the reset spread and the yield on the applicable benchmark treasury in effect on the remarketing date. The remarketing agent will establish the reset spread so that the notes with the resulting reset rate are expected to have an approximate market value on the remarketing date of 100.125% of their principal amount, plus any accrued and unpaid interest.

We will announce the reset spread and the applicable benchmark treasury on the reset announcement date, and cause a notice of the reset spread and the applicable benchmark treasury to be published on the business day following the reset announcement date by publication in a daily newspaper in the English language of general circulation in New York City, which is expected to be The Wall Street Journal. As long as the SQUARZ or the notes are evidenced by one or more global certificates deposited with DTC, we will request, not later than seven nor more than 15 calendar days prior to the reset announcement date, that DTC notify its participants holding the SQUARZ or the notes of the reset announcement date and of the procedures that must be followed if any owner of SQUARZ or notes wishes to elect not to participate in the remarketing. Holders of the SQUARZ or notes may, by notice no later than the fifth business day immediately preceding the remarketing date, elect not to participate in the remarketing. Holders who have not given such notice will be deemed to have agreed to participate in the remarketing. Holders of SQUARZ participating in the remarketing may provide notice by the fifth business day preceding the remarketing date indicating that they intend to exercise warrants in connection with such remarketing and that they wish the proceeds of a successful remarketing (or the proceeds of our repurchase of their notes upon a failed remarketing) to be applied to the warrant exercise price. Holders of SQUARZ electing to apply the proceeds of a successful remarketing to the warrant exercise price must also designate that if the remarketing fails they will require us to repurchase their notes and apply the proceeds to the warrant exercise price. If a SQUARZ holder has given notice of warrant exercise and to have the remarketing or put proceeds applied to the exercise price, any excess net proceeds (after any warrant installment payment which was collateralized by the note) will be distributed to the holder. Holders who have indicated that they intend to exercise warrants and have the remarketing or put proceeds applied to the warrant exercise price will not be required to exercise their warrants. Holders may revoke such exercise notice by submitting notice to the SQUARZ agent by 5:00 p.m., New York City time, on the maturity date or early expiration date of the warrants. Upon any such revocation the exercise price, if previously paid in cash, will be returned. If a holder of a SQUARZ participating in the remarketing does not elect to exercise the warrant and lets the warrant expire unexercised, the proceeds from a remarketed note (net of any warrant installment payment due which was collateralized by the note) will be distributed to that holder.

The “applicable benchmark treasury” means direct obligations of the United States, as agreed upon by us and the remarketing agent (which may be obligations traded on a when-issued basis only), having a maturity comparable to the remaining term to maturity of the notes, which will be six months. The yield for the applicable benchmark treasury will be the bid side yield displayed at 10:00 a.m., New York City time, on the remarketing date in the Telerate system (or if the Telerate system is no longer available on that date or, in the opinion of the remarketing agent (after consultation with us), no longer an appropriate system from which to obtain the yield, such other nationally recognized quotation system as, in the opinion of the remarketing agent (after consultation with us), is appropriate). If this yield is not so displayed, the yield for the applicable benchmark treasury will be, as calculated by the remarketing agent, the yield to maturity for the applicable benchmark treasury, expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis, and computed by taking the arithmetic mean of the secondary market bid yields, as of 10:30 a.m., New York City time, on the remarketing date of three leading United States government securities dealers selected by the remarketing agent (after consultation with us) (which may include the remarketing agent or an affiliate thereof).

By approximately 4:30 p.m., New York City time, on the remarketing date, so long as there has not been a failed remarketing, the remarketing agent will advise:

•	DTC, the note trustee, the SQUARZ agent and us of the reset rate determined in the remarketing and the number of notes sold in the remarketing;

•	each person purchasing notes in the remarketing, or the appropriate DTC participant, of the reset rate (if applicable) and the number of notes such person is to purchase; and

•

each purchaser of notes to give instructions to its DTC participant to pay the purchase price on the settlement date in same day funds against delivery of the notes purchased through the facilities of DTC.

In accordance with DTC’s normal procedures, on the settlement date, the transactions described above with respect to each note tendered for purchase and sold in the remarketing will be executed through DTC, and the accounts of the respective DTC participants will be debited and credited and such notes delivered by book entry as necessary to effect purchases and sales of the notes. DTC will make payment in accordance with its normal procedures.

If any holder selling notes in the remarketing fails to deliver the notes, the direct or indirect DTC participant of the selling holder and of any other person that was to have purchased notes in the remarketing may deliver to that other person a number of notes that is less than the number of notes that otherwise was to be purchased by that person. In that event, the number of notes to be so delivered will be determined by the direct or indirect participant, and delivery of the lesser number of notes will constitute good delivery.

The right of each holder to have notes sold in a remarketing will be limited to the extent that:

•	the remarketing agent conducts a remarketing pursuant to the terms of the remarketing agreement;

•	the remarketing agent is able to find a purchaser or purchasers for notes being remarketed; and

•	the purchaser or purchasers deliver the purchase price therefor to the remarketing agent.

The remarketing agent is not obligated to purchase any notes that would otherwise remain unsold in the remarketing. Neither we nor the remarketing agent will be obligated in any case to provide funds to make payment upon tender of notes for remarketing.

We will be liable for any and all costs and expenses incurred in connection with the remarketing, including any fee of the remarketing agent.

The notes will be remarketed either pursuant to an effective registration statement or under an exemption from the registration requirement under the Securities Act.

Remarketing Agent

The remarketing agent will be selected by us. The remarketing agreement will provide that the remarketing agent will act as the exclusive remarketing agent and will use commercially reasonable efforts to remarket notes deemed tendered for purchase in the remarketing as described above. Under certain circumstances, the remarketing agent will be able to purchase some portion of the notes tendered in the remarketing.

The remarketing agreement will also provide that the remarketing agent will incur no liability to us or to any holder of the SQUARZ or the notes in its individual capacity or as remarketing agent for any action or failure to act in connection with a remarketing or otherwise, except as a result of negligence or willful misconduct on its part.

We will agree to indemnify the remarketing agent against certain liabilities, including liabilities under the Securities Act, arising out of or in connection with its duties under the remarketing agreement.

The remarketing agreement also will provide that the remarketing agent may resign and be discharged from its duties and obligations thereunder. However, no resignation will become effective unless a nationally recognized broker-dealer has been appointed by us as successor remarketing agent and the successor remarketing agent has entered into a remarketing agreement with us. In that case, we will use reasonable efforts to appoint a successor remarketing agent and enter into a remarketing agreement with that person as soon as reasonably practicable.

Put Rights

Subject to the further conditions described below, a holder of SQUARZ or notes has the right to require us to repurchase the notes on a scheduled repurchase date or, in the event of a failed remarketing in conjunction with the maturity of the warrants, on the maturity date, or in the event of a failed remarketing in conjunction with a required acceleration, on the early expiration date of the warrants (the “repurchase date”), for the principal amount of the notes plus accrued and unpaid interest to, but excluding, the repurchase date. The scheduled repurchase dates will be May 15 of 2003, 2004, 2005 and 2006.

Except for a repurchase following a failed remarketing, a holder of a SQUARZ may require us to repurchase the related note only if that holder simultaneously surrenders and cancels the related warrant. If a note has been separated from the related warrant by the creation of a Stripped SQUARZ, the holder or any subsequent holder of the related note has no right to require us to repurchase that note except in the event of a failed remarketing, unless the holder re-creates a SQUARZ as described above. If the holder of a SQUARZ elects to exercise the warrant underlying that SQUARZ before the warrant matures, the holder (or any subsequent holder) of the related note may require us to repurchase the note as described above on any scheduled repurchase date subsequent to such warrant exercise, except that if the warrant is exercised within the 90-day period before a scheduled repurchase date, the holder (or any subsequent holder) may not require us to repurchase the related note on that scheduled repurchase date. Notwithstanding the foregoing, the holder of a SQUARZ or any note may require us to repurchase the note in the event of a failed remarketing. For purposes of the limitation described above, notes held separately because the related warrant has been exercised more than 90 days before the next scheduled repurchase date (which notes may be put on any scheduled repurchase date), notes that have been separated from the warrant through the creation of Stripped SQUARZ (which notes may not be put on any scheduled repurchase date) and notes held separately because the related warrant was exercised within 90 days before a scheduled repurchase date (which notes may be put on any scheduled repurchase date other than the next succeeding scheduled repurchase date) will not be fungible, will be identified by separate CUSIP numbers and are expected to trade (if at all) at different prices in the secondary market.

We will be required to repurchase any outstanding notes for which you deliver a written repurchase notice to the SQUARZ agent during the period beginning at any time from the opening of business on the date that is 20 business days prior to the relevant repurchase date until the close of business on the third business day prior to the relevant repurchase date except that in the case of a failed remarketing, you may deliver a written repurchase notice at any time until the business day prior to maturity or early expiration, as the case may be. A holder may withdraw any repurchase notice by delivering a written notice of withdrawal to the SQUARZ agent prior to the close of business on the business day prior to the repurchase date. If the repurchase notice is given and withdrawn during the period, we will not be obligated to repurchase the related notes. In your written repurchase notice, you must also:

•	specify the number of the notes to be repurchased by us; and

•	the certify to us that you are the beneficial owner of the notes to be repurchased.

If any note being repurchased is pledged to the collateral agent to secure the holder’s warrant installment payment obligation, the repurchase price will be paid to the holder of the note only after deduction of the warrant installment payment due on such date which was collateralized by the note or, in the case of a repurchase resulting from a failed remarketing after a required acceleration event, any warrant installment payment accrued and unpaid to but excluding the repurchase date which was collateralized by the note.

Consolidation, Merger and Sale of Assets

Except as otherwise provided in the indenture, we may not (1) merge into or consolidate with any other entity, or (2) sell, arrange, transfer, lease or convey all or substantially all of our assets to any corporation or other entity other than, with respect to clause (2), our direct or indirect wholly-owned subsidiaries, unless, in each case:

•

the successor or transferee corporation (or other entity), if other than us, shall expressly assume the due and punctual payment of the principal of and any interest on the notes and the performance of the indenture;

•

the successor or transferee corporation (or other entity) shall be a corporation or other entity organized under the laws of the United States of America, of any State of the United States, or of the District of Columbia; and

•

immediately after giving effect to such merger, consolidation, sale, assignment, transfer, lease or conveyance (and treating the indebtedness under the notes as having been incurred by the successor or transferee corporation (or other entity) at the time of such transaction), no indenture event of default shall have occurred and be continuing.

Indenture Events of Default

Each of the following events constitutes an indenture event of default with respect to the notes:

•	a default in the payment of any interest on the notes when due and payable, and the continuance of such default for a period of 30 days;

•	a default in the payment of principal of the notes when due and payable;

•	certain defaults under other indebtedness having an aggregate principal amount outstanding of at least $50,000,000 by us or any of our consolidated subsidiaries;

•	certain events of bankruptcy, insolvency or liquidation involving us; and

•	a default in the performance, or breach, of other of our covenants or warranties in the indenture that continues for 60 days after we receive notice of the default or breach.

If any event of bankruptcy, insolvency or liquidation involving us has occurred, the principal of the notes and any other amounts payable under the indenture will become immediately due and payable. If any other indenture event of default shall occur and be continuing, the holders of not less than 25% in aggregate principal amount of the notes will have the right to declare the principal of the notes and any other amounts payable under the indenture to be forthwith due and payable and to enforce their other rights as a creditor with respect to the notes.

Defeasance

Our obligations with respect to the payment of the principal and interest on the notes will terminate if we irrevocably deposit or cause to be deposited with the note trustee as trust funds specifically held in trust for, and dedicated solely to, the benefit of the holders of the notes:

•	cash,

•

U.S. government obligations, which through the payment of interest and principal in respect thereof in accordance with their terms will provide money at such time or times as payments are due and payable on the notes, or

•	a combination of the foregoing sufficient to pay and discharge each installment of principal, and interest on the notes.

The discharge of the notes is subject to certain other conditions, including, without limitation:

•

no indenture event of default or event (including such deposit) which with notice or lapse of time would become an indenture event of default shall have occurred and be continuing on the date of such deposit,

•	such deposit and the related intended consequence will not result in any default or event of default under any other agreement or instrument binding upon us,

•

we shall have delivered to the note trustee an opinion of independent tax counsel or a private letter ruling by the IRS satisfactory to the note trustee to the effect that holders of the notes will not recognize income, gain or loss for United States federal income tax purposes if we make such deposit, and

•	we shall have delivered to the note trustee a certificate stating that the notes, if they are then listed on any securities exchange, will not be delisted as a result of such deposit.

Modification, Waiver, Meetings and Voting

Modification of Indenture

The indenture provides that we and the note trustee may, without the consent of any holders of notes, enter into supplemental indentures for the purposes, among other things, of adding to our covenants for the benefit of the holders, adding additional indenture events of default, appointing a successor note trustee, curing ambiguities or inconsistencies in the indenture, or making other changes to the indenture that do not have a material adverse effect on the interests of the holders of the notes.

In addition, modifications and amendments of the indenture may be made by us and the note trustee with the consent of the holders of not less than 51% of the aggregate principal amount of the notes and each other then-outstanding series of securities, if any, issued under the indenture, acting as one class, that is affected by such modification or amendment, provided, however, that no such modification or amendment may, without the consent of each holder of notes outstanding that is affected thereby,

•	change the stated maturity of the principal of, or any installment of principal of or interest on the notes,

•	reduce the principal or interest on any notes,

•	change the place of payment where the notes or any interest thereon is payable,

•	impair the right to institute suit for the enforcement of any payment on or with respect to the notes on or after the stated maturity thereof,

•

reduce the percentage in principal amount of the notes then outstanding required for modification or amendment of the indenture or for any waiver of compliance with certain provisions of the indenture or for waiver of certain defaults, or

•	modify any of the above provisions.

Waiver of Default

The holders of not less than a majority of aggregate principal amount of the notes then outstanding may, on behalf of the holders of all notes, waive any past default under the indenture with respect to the notes except a default in the payment of principal or any interest on the notes and a default in respect of a covenant or provision of the indenture which cannot be modified or amended without the consent of each holder of the notes then outstanding.

Governing Law

The indenture and the notes are governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

Miscellaneous

The indenture provides that we, as borrower, will pay all fees and expenses related to:

•	the issuance and exchange of the notes, and

•	the retention of the note trustee.

DESCRIPTION OF THE WARRANTS

The following description sets forth certain terms of the warrants. The warrants, which are a component of the SQUARZ and the Stripped SQUARZ were issued pursuant to the SQUARZ agreement between us and The Bank of New York, as SQUARZ agent. The following description of certain material terms of the warrants and certain provisions of the SQUARZ agreement in this prospectus does not purport to be complete.

We urge you to read the SQUARZ agreement (including definitions of terms used therein), because they, and not this description, define your rights as holder of the warrants (including as a component of the SQUARZ). You may request copies of these documents from us at our address set forth above under “Berkshire Hathaway Inc.”

General

All warrants that have not been previously exercised or (as described below) cancelled by you or accelerated will automatically expire on the close of business on May 15, 2007. Warrants are exercisable, subject to satisfaction of certain conditions set forth below, at any time at an exercise price of $10,000.

Warrant holders are required to make semiannual installment payments of 3.75% per annum of the exercise price to us as described below under “—Warrant Installment Payments.”

Warrants may not be separated from, or traded separately from, the SQUARZ and Stripped SQUARZ of which they are a component.

Except when net-share settlement is effected, each warrant, when exercised, will entitle you to purchase, at your option, 0.1116 fully paid and non-assessable share (subject to antidilution adjustments) of our class A common stock or 3.3480 fully paid and non-assessable shares (subject to antidilution adjustments) of our class B common stock at the exercise price. We will not issue any fractional shares. If you elect to receive our class A common stock, any fractional share of our class A common stock you would receive will be issued in such number of shares of our class B common stock that is equal to the fractional number of our class A common stock multiplied by 30, and any fractional share of our class B common stock you would receive will be paid in cash equal to the then-current market price of one share of our class B common stock multiplied by such fraction. If you elect to receive our class B common stock, any fractional shares you would otherwise be entitled to receive will be paid in cash in an amount equal to the then current market price of one share of our class B common stock multiplied by such fraction. The number of shares of our common stock issuable upon exercise of your warrant is subject to adjustment in certain circumstances described under “—Antidilution Adjustments.”

If you are required to settle the exercise of your warrant through net-share settlement, or you elect to do so if we are unable to repurchase your note after a failed remarketing, you will not, as with cash settlement, be required to deliver the exercise price to the SQUARZ agent but instead you will receive a number of shares of our class B common stock with a market value (calculated as described below) equal to the difference between the market value of 3.3480 shares of our class B common stock and the exercise price. You will not receive class A common stock in a net-share settlement.

If you exercise your warrant on a day that is not a warrant installment payment date, you will be required to pay us upon exercise (in addition to the warrant exercise price) the full amount of the warrant installment payment that would have been due on the next warrant installment payment date and if you exercise your warrant on a warrant installment payment date you will be required to pay us upon exercise (in addition to the warrant exercise price) the full amount of the warrant installment payment due on that date; provided, however, that if you exercise your warrant after notice of a required acceleration event, you will be required to pay us the warrant installment payment accrued to but excluding the early expiration date of the warrant. That payment must be made entirely in cash. If you cancel or exercise warrants in amounts of other than integral multiples of 80 SQUARZ or Stripped SQUARZ, some or all of the pledged treasury securities will be retained for your benefit by the collateral agent and your pro rata portion of the proceeds will be distributed to you when those pledged treasury securities mature.

Warrant Installment Payments

If you hold a warrant—whether as part of a SQUARZ or a Stripped SQUARZ—you will be required to make installment payments of 3.75% of the exercise price per annum to us on each May 15 and November 15 until the warrant matures or expires early following acceleration. Warrant installment payments will accrue from and including May 15, 2002 to but excluding any date of payment. The amount of any warrant installment payment due for any full semiannual period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of any warrant installment payment due for any period shorter than a full semiannual period will be computed on the basis of 30-day months and, for periods of less than a month, the actual number of days elapsed per 30-day month. If any date on which a warrant installment payment is due is not a business day, then payment of the warrant installment payment payable on such date will be made on the next succeeding day that is a business day (and without any interest or other payment in respect of any such delay) with the same force and effect as if made on such interest payment date.

However, you will not be required to make warrant installment payments if:

•

you have exercised your warrant (except that the full amount of the warrant installment payment due on such date, if such date is a warrant installment payment date, or on the first warrant installment payment date after exercise, if other than a warrant installment payment date, will be payable on the date of exercise unless the exercise is following notice of a required acceleration event, in which case you must pay the warrant installment payment accrued to but excluding the early expiration date of the warrant);

•

you have cancelled your warrant in connection with the exercise of your put right relating to the notes as described in “Description of the Notes—Put Rights” (except that the full amount of the installment payment due on the warrant installment payment date falling on the date of such cancellation will be payable in connection with cancellation) or in connection with an interest payment default as described in “—Option to Cancel Warrants upon Interest Payment Default”;

•

the warrant expires unexercised upon the early expiration date following a required acceleration event (except that you must pay the warrant installment payment accrued to but excluding the early expiration date of the warrant); or

•	the warrant has been automatically cancelled upon our bankruptcy.

If your notes are pledged to the collateral agent to secure your installment payment obligations, we will pay all interest due on the notes as described under “Description of the Notes—Interest” to the collateral agent. You will be deemed to have directed the collateral agent to distribute to the SQUARZ agent all amounts the collateral agent has received in respect of the initial pledged treasuries and substitute pledged treasuries that mature on that installment payment date and the payments (other than payments of principal) received on the notes to be applied to pay your warrant installment payment obligations on that date, and the SQUARZ agent will further distribute such amounts to us. Following the occurrence of a required acceleration event, the collateral agent will sell the remaining pledged treasury securities and will apply the proceeds from such sale (along with interest payments received on the notes or proceeds of a remarketing) to pay any accrued warrant installment payment then due and then distribute to you your pro rata portion of any remaining proceeds (along with your pledged notes, if any).

If you exercise your warrant prior to maturity (other than in connection with a required acceleration event) and on a date other than a warrant installment payment date, you will be required to independently make a cash payment to the SQUARZ agent in an amount equal to the warrant installment payment due upon exercise of your warrant. Further, if such exercise is in amounts other than integral multiples of 80 warrants, the collateral agent will distribute to you your pledged notes (if any) and any of your pledged treasury securities that are in integral multiples of $1,000 face amount of any maturity, but will retain the remainder of your pledged treasury securities for your benefit (free of any pledge to us) and distribute to you the proceeds of such remainder of your pledged treasury securities as they mature. Those amounts will not constitute payments on the SQUARZ or Stripped SQUARZ but will be payments from the collateral agent acting as custodian for your benefit to the extent of your interest in such remainder of your pledged treasury securities.

If you fail to make a required warrant installment payment in full and on time (including as a result of the application of withholding or backup withholding for taxes), your warrant will become null and void unless the warrant installment payment date was a date on which we defaulted in the payment of interest on the notes, in which case you will have five business days after that date to make the warrant installment payment in cash. Except for a cancellation of the warrant for failure to make a required installment payment (which will be automatic), our only recourse if you fail to make installment payments on a warrant is against the pledged treasury securities and the notes (other than payments of principal) securing your warrant installment payment obligations.

Exercise of Warrants

Except as described above, you may exercise your warrant at any time prior to the earlier of the close of business on May 15, 2007 (the “maturity date”) or the early expiration date following an acceleration of the warrants. To exercise your warrant you will be required to pay the exercise price in cash (which, in the case of exercise on the maturity date or early expiration date, you may direct to be paid from the proceeds of a simultaneous remarketing or, in the case of a failed remarketing, the proceeds of our repurchase of your notes) except that you may be required to net-share settle your warrants under certain circumstances as described below. To exercise your warrant, you must no later than 5:00 p.m., New York City time, on the proposed date of exercise:

•	surrender to the SQUARZ agent the SQUARZ certificate or Stripped SQUARZ certificate representing the warrant to be exercised (in the case of definitive certificates);

•	properly complete and execute a form of election to exercise;

•

if the warrant to be exercised was received in a transaction exempt from registration requirements under the Securities Act, furnish to the trustee such certifications, legal opinions or other information as we may reasonably require to confirm that the proposed transfer is being made pursuant to an exemption from registration;

•

if settlement of the warrant exercise is being made in cash, pay in full the exercise price (or have directed that the exercise price be paid in full either from proceeds of a simultaneous successful remarketing or our repurchase of the notes in the event of a failed remarketing as described below); and

•	pay in full any amount of warrant installment payment that is due.

If you are a holder of a SQUARZ who is exercising warrants and at the same time is participating in a remarketing of notes, you must notify the SQUARZ agent by the fifth business day before the remarketing date if you wish the proceeds of the remarketing to be applied to pay the exercise price of your warrants and to put your note to us if the remarketing fails, with the put proceeds to be applied to pay the exercise price of your warrants. You will then be required to deliver a form of election to exercise before 5:00 p.m., New York City time, on the maturity date or early expiration date of the warrants. Notwithstanding any such notice, you will be permitted to revoke your warrant exercise notice until 5:00 p.m., New York City time, on the maturity date or early expiration date of the warrants, in which case the exercise price, if paid in cash, will be returned to you.

If you settle the exercise of your warrant in cash other than by directing that the remarketing or put proceeds be applied as described above, you must do so by certified or official bank check or by wire transfer to an account that we have designated for that purpose. In no circumstances may holders of SQUARZ tender their notes as payment of the exercise price of the warrants.

In order to ensure timely exercise of a warrant, beneficial owners of warrants held in book-entry form should consult their brokers or other intermediaries as to applicable cut-off times they may have for accepting and implementing exercise instructions from their customers and other exercise mechanics. See “Book-Entry Issuance.”

If you have satisfied all of the procedures for exercising your warrant, and we have satisfied or caused to be satisfied the conditions to exercise set forth in this prospectus, on the exercise date, we will deliver or cause to be delivered to you, or upon your written order, a certificate representing the requisite number of shares of our common stock to be received upon exercise of your warrant. If you exercise less than all of the warrants evidenced by a definitive warrant, a new definitive warrant will be issued to you for the remaining number of warrants.

No fractional shares of our common stock will be issued upon exercise of a warrant. If you elect to receive our class A common stock, any fractional shares of our class A common stock you would have received will be issued in such number of shares of our class B common stock that is equal to the fractional number of our class A common stock multiplied by 30, and any fractional shares of our class B common stock will be paid in cash equal to the then current market price of one share of our class B common stock multiplied by such fraction. If you elect to receive our class B common stock any fractional shares you would have received will be paid in cash in an amount equal to the then current market price of one share of our class B common stock multiplied by such fraction.

Unless you exercise your warrant, you will not be entitled to receive dividends or other distributions, to vote, to receive annual reports or notices for, or invitations to, any of our stockholder meetings for the election of directors or any other purpose, or to exercise any other rights whatsoever as a stockholder of ours.

Net-Share Settlement

If you exercise your warrant, you must deliver to the SQUARZ agent cash equal to the exercise price to settle the exercise of your warrant (which may be provided from the proceeds of a simultaneous remarketing or a put to us) as described above; provided, however, that you must net-share settle your warrant if at the time of exercise there is not an effective registration statement covering the shares of our common stock issuable upon exercise of the warrants and the shares issued on net-share settlement would not be restricted securities under the Securities Act. You will also be permitted to net-share settle your warrant if there has been a failed remarketing and you have exercised your put right, but we are unable to pay you the repurchase price for your notes.

If you net-share settle your warrant, you will not, as with cash settlement, be required to deliver the exercise price to the SQUARZ agent and will not receive the full number of shares of our common stock covered by your warrant. Instead, you will deliver your warrant to the SQUARZ agent and will receive a number of shares of our class B common stock with a market value equal to the difference between the market value of 3.3480 shares of our class B common stock and the exercise price. If you net-share settle your warrant, you will receive only class B shares and will not have the option to receive class A shares.

For the purpose of determining the number of shares of common stock to be received upon net-share settlement:

•

the “market value” of one share of our class B common stock will equal the average reported closing price, as determined by the SQUARZ agent, of our class B common stock for the 10 trading days immediately following the effective date of the exercise of the warrant;

•

for the purpose of determining the applicable market value of our class B common stock, the closing price of our class B common stock on any date of determination means the closing sale price, or, if no closing price is reported, the last reported sale price of our class B common stock on the New York Stock Exchange on that date. If our class B common stock is not listed for trading on the New York Stock Exchange on any date, the closing price of our class B common stock on any date of determination means the closing sale price as reported in the composite transactions for the principal U.S. securities exchange on which our class B common stock is so listed, or if our class B common stock is not so listed on a U.S. national or regional securities exchange, as reported by the Nasdaq stock market, or, if our class B common stock is not so reported, the last quoted bid price for our class B common stock in the over-the-counter market as reported by the National Quotation Bureau or similar organization, or, if that bid price is not available, the market value of our class B common stock on that date as determined by a nationally recognized independent investment banking firm retained by us for this purpose, and

•

a “trading day” is a day on which our class B common stock (1) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and (2) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of our class B common stock.

Acceleration of Warrants

We will not have the option to cause the warrants to expire prior to their stated maturity. If, however, a required acceleration event occurs, we will give notice to holders of SQUARZ and Stripped SQUARZ that a required acceleration event has occurred and that the warrants will expire 30 days from the date of that notice or at their stated maturity, whichever is earlier. We will also use reasonable efforts to cause the notes to be remarketed (as described under “Description of the Notes—Remarketing”) upon a required acceleration event. If a required acceleration event occurs, to exercise your warrant you will be required to deliver notice before 5:00 p.m., New York City time, on the fifth business day prior to the remarketing date if you wish the proceeds of the remarketing (and in the case of a put following a failed remarketing, the put proceeds) applied to pay the exercise price. You will then be required to deliver a form of election to exercise before 5:00 p.m. New York City time on the early expiration date, and to settle the exercise of your warrants as described above under “—Exercise of Warrants.” However, you will be permitted to withdraw your exercise notice up to 5:00 p.m., New York City time, on the early expiration date, in which case the exercise price will be returned to you (if paid in cash). You will be required to make any installment payment that has accrued to but excluding the early expiration date or, if the early expiration date is a warrant installment payment date, you will be required to make the warrant installment payment that is due on such date.

A “required acceleration event” is the occurrence of either of the following events prior to October 15, 2006:

•

the market value of a SQUARZ is less than 95% of its underlying value on each of the ten consecutive trading days beginning on the first trading day following our receipt of notice from a holder requesting that we make a determination of the market value and underlying value of a SQUARZ; or

•	the occurrence of a change of control, as defined below.

If either of the above events occurs on or after October 15, 2006, it will not constitute an acceleration event.

The “market value” of the SQUARZ on any date of determination means the average of the secondary market bid quotations per SQUARZ obtained by the SQUARZ agent for 1,000 SQUARZ at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, provided that if at least three such bids cannot reasonably be obtained by the SQUARZ agent, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the SQUARZ agent, this one bid shall be used. If the SQUARZ agent cannot reasonably obtain at least one bid for 1,000 SQUARZ from a nationally recognized securities dealer or in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the SQUARZ, then the market value of the SQUARZ will be deemed to equal its underlying value. If at any time the number of outstanding Stripped SQUARZ exceeds the number of outstanding SQUARZ, the market value of SQUARZ will be deemed to be equal to the sum of the market value of the Stripped SQUARZ and the market value of the notes that do not have put rights, each obtained by applying the procedures above, less the market value of the substitute pledged treasuries (calculated without taking into account the pledge). Neither we nor the SQUARZ agent shall have any obligation to determine the market values of the SQUARZ unless requested by a holder of SQUARZ, and the obligation to track the market value ceases on any trading day on which the market value of the SQUARZ is equal to 95% or more of its underlying value.

The “underlying value” of a SQUARZ is the lower of (i) the aggregate market value of the number of shares (including fractional shares) of class A common stock issuable upon exercise of a warrant multiplied by the closing price on the New York Stock Exchange of the class A common stock on such determination date; or (ii) the number of shares (including fractional shares) of class B common stock issuable upon exercise of a warrant (assuming the warrant was exercised solely for class B common stock) multiplied by the closing price on the New York Stock Exchange of the class B common stock on such determination date.

A “change of control” will be deemed to have occurred when any of the following has occurred:

•

There shall be consummated any reorganization, consolidation or merger by us in which we are not the continuing or surviving corporation or pursuant to which our Class A and Class B common stock would be converted into cash, securities or other property, other than a merger involving us in which the holders of our Class A and Class B common stock immediately prior to the merger have the same proportionate ownership, directly or indirectly, of the common stock of the surviving corporation immediately after the merger as they had of our Class A and Class B common stock immediately prior to the merger and other than a merger in which after the merger Warren E. Buffett, Buffett family members and Buffett entities have beneficial ownership (where “beneficial ownership” and “beneficial owner” have the meanings ascribed to those terms in Rule 13d-3 under the Exchange Act or any successor provision) of at least 5% of the total voting power entitled to vote generally in the election of directors and at least twice the amount of such total voting power as is represented by the beneficial ownership of any other person or “group” within the meaning of Sections 13(d)(3) or 14(d)(2) of the Exchange Act or any successor provisions;

•

All or substantially all of our assets are transferred or sold as an entirety to any person or related group of persons other than the following persons, individually or collectively: Warren E. Buffett, Buffett family members and Buffett entities;

•

Any person or group shall be, directly or indirectly, the beneficial owner of a greater percentage of the total voting power entitled to vote generally in the election of our directors than Warren E. Buffett, Buffett family members and Buffett entities, collectively; or

•	Warren E. Buffett, Buffett family members and Buffett entities, collectively, cease to have beneficial ownership, directly or indirectly, of at least 5% of such total voting power.

Notwithstanding the foregoing, a change in control will not be deemed to have occurred by virtue of the filing or the becoming obligated to file by us, any of our subsidiaries, any employee stock ownership plan or any other employee benefit plan of ours or any of our subsidiaries, or any person holding our Class A or Class B common stock or other voting securities for or pursuant to the terms of any such employee benefit plan, a report under or in response to Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report) under the Exchange Act disclosing beneficial ownership by it of shares of our Class A or Class B common stock or other voting securities, even if such beneficial ownership represents total voting power in excess of the aggregate of Warren E. Buffett, Buffett family members and Buffett entities.

“Buffett family members” means Susan T. Buffett, descendants of Warren E. Buffett, including by way of adoption, and spouses of any such descendants.

“Buffett entities” means (i) any corporation (other than a charitable foundation) with respect to which Warren E. Buffett and Buffett family members constitute a majority of the members of the board of directors and own more than 50% of each class of equity securities of such corporation, (ii) any partnership with respect to which Warren E. Buffett and Buffett family members own more than 50% of the value of both the general and the limited partnership interests, (iii) the estate of Warren E. Buffett or any Buffett family member, (iv) any trust (other than a charitable trust) with respect to which Warren E. Buffett and Buffett family members constitute a majority of the trustees, and (v) any charitable trust or charitable foundation established or primarily endowed by Warren E. Buffett (while living or upon or after death) or by Buffett family members.

Except as described above with respect to a change of control, the SQUARZ agreement and the terms of the warrants and the notes do not contain provisions that permit the holders of SQUARZ to require that we redeem the warrants or repurchase the notes in the event of a takeover, recapitalization or similar transaction. In addition, we could enter into certain transactions, including acquisitions, refinancings or other recapitalization, that could affect our capital structure or the value of our common stock, but that would not constitute a change of control.

Option to Cancel Warrants upon Interest Payment Default

If there has been a default in the payment of any interest on the notes when due and payable, you will have the right to cancel your warrant. If you cancel your warrant, you will not be required to make any warrant installment payments following such cancellation. If you do not cancel your warrant and you have pledged your notes (and not substitute pledged treasuries) as collateral, you must pledge substitute pledged treasuries to the collateral agent within 5 business days of such default. Following pledge of the substitute pledged treasuries, the collateral agent will release the security interest in the pledged notes. If an interest payment default on the notes occurs on a date that is a warrant installment payment date, your warrants will not be cancelled for nonpayment of the warrant installment payment due on that date, and you will have an additional 5 business days to pay that warrant installment payment before the warrants are cancelled.

Automatic Cancellation of Warrants upon our Bankruptcy

In the case of certain events of bankruptcy with respect to us prior to maturity of the warrants, your warrant will automatically be cancelled, and you will not be required to pay us any warrant installment payment following the cancellation of your warrant.

Cancellation of Warrants in Connection with a Put of the Notes

Except for a repurchase following a failed remarketing, a holder of a SQUARZ may require us to repurchase the related note only if that holder simultaneously surrenders and cancels the related warrant. See “Description of the Notes—Put Rights.”

Antidilution Adjustments

The number of shares of our common stock issuable upon the exercise of the warrants will be subject to adjustment in certain circumstances, but subject to certain exceptions, including:

•	the issuance of our common stock payable as a dividend or distribution on our common stock;

•	subdivisions and combinations of our common stock;

•

the issuance to all holders of our common stock of certain rights or warrants to purchase our common stock (or securities convertible into our common stock) at less than (or having a conversion price per share less than) the market price of our common stock at the time of such issuance;

•

the dividend or other distribution to all holders of our common stock of shares of our capital stock or evidences of our indebtedness or our assets (including securities, but excluding those rights and warrants referred to above and dividends and distributions in connection with a reclassification, change, consolidation, merger, combination, sale or conveyance resulting in a change in the conversion consideration as described below or distributions or dividends paid exclusively in cash);

•

dividends or other distributions consisting exclusively of cash to all holders of our common stock to the extent that such distributions, combined together with (A) all other such all-cash distributions made within the preceding 12 months for which no adjustment has been made plus (B) any cash and the fair market value of other consideration paid for any tender offers by us or any of our subsidiaries for our common stock concluded within the preceding 12 months for which no adjustment has been made, exceed 5% of our market capitalization on the record date for such distribution; market capitalization is the product of the then current market price of our class A and class B common stock times the number of shares of our class A and class B common stock, respectively, then outstanding; and

•

the purchase of our common stock pursuant to a tender offer made by us or any of our subsidiaries to the extent that the same involves an aggregate consideration that, together with (A) any cash and the fair market value of any other consideration paid in any other tender offer by us or any of our subsidiaries for our common stock expiring within the 12 months preceding such tender offer for which no adjustment has been made plus (B) the aggregate amount of any all-cash distributions referred to in the paragraph above to all holders of our common stock within 12 months preceding the expiration of tender offers for which no adjustments have been made, exceeds 5% of our market capitalization on the expiration of such tender offer.

No adjustment in the amount of shares of our common stock issuable upon exercise of a warrant will be required unless such adjustment would require a change of at least 1% in the amount of shares of our common stock issuable upon exercise of a warrant then in effect at such time. Any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the amount of shares of our common stock issuable upon exercise of a warrant will not be adjusted for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase any of the foregoing.

In the case of:

•	any reclassification or change of our common stock (other than changes resulting from a subdivision or combination) or

•	a consolidation, merger or combination involving us or a sale or conveyance to another corporation of all or substantially all of our property and assets,

in each case as a result of which holders of our common stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for our common stock, the holders of the warrants then outstanding will be entitled thereafter to exercise those warrants and receive the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) which they would have owned or been entitled to receive upon such reclassification, change, consolidation, merger, combination, sale or conveyance had such warrants been exercised immediately prior to such reclassification, change, consolidation, merger, combination, sale or conveyance. We will agree not to become a party to any such transaction unless its terms are consistent with the foregoing.

In the event that we distribute shares of common stock of a subsidiary of ours, the number of shares of our common stock issuable upon the exercise of the warrants will be adjusted, if at all, based on the market value of the subsidiary stock so distributed relative to the market value of our common stock, in each case over a measurement period following distribution.

If a taxable distribution to holders of our common stock or other transaction occurs which results in any adjustment of the exercise price or the amount of shares of our common stock issuable upon exercise of a warrant, the holders of warrants will, in certain circumstances, be deemed to have received a distribution subject to U.S. income tax as a dividend. See “U.S. Federal Income Tax Consequences—Warrants.” In certain other circumstances, the absence of an adjustment will result in a taxable dividend to the holders of common stock.

We may from time to time, to the extent permitted by law, reduce the exercise price of the warrants by any amount for any period of at least 20 days. In that case we will give at least 15 days’ notice of such decrease. We may make such reductions in the exercise price, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

Authorization of Shares

We have authorized for issuance the maximum number of shares of our common stock as will be issuable upon the exercise of all outstanding warrants. Such shares of common stock, when issued and paid for in accordance with the SQUARZ agreement, will be duly and validly issued, fully paid and nonassessable, free of preemptive rights and free from all taxes, liens, charges and security interests.

DESCRIPTION OF BERKSHIRE’S CAPITAL STOCK

The authorized capital stock of Berkshire consists of 1,650,000 shares of class A common stock, $5.00 par value per share, 55,000,000 shares of class B common stock, $.1667 par value per share, and 1,000,000 shares of preferred stock, no par value per share.

The following summary of certain provisions of the class A common stock, class B common stock and preferred stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of applicable law and Berkshire’s Restated Certificate of Incorporation.

The holders of outstanding shares of class A common stock are entitled to one vote, and the holders of outstanding shares of class B common stock are entitled to one two-hundredth ( 1/200th) of a vote, for each share held of record on all matters submitted to a vote of stockholders. Unless otherwise required by the Delaware General Corporation Law, the class A common stock and class B common stock vote as a single class with respect to all matters submitted to a vote of stockholders of Berkshire.

As of October 31, 2002, Mr. Buffett directly and beneficially owned 477,166 shares of class A common stock and no shares of class B common stock. These shares include 2,168 shares owned by three trusts of which Mr. Buffett is sole trustee but with respect to which he disclaims any beneficial economic interest. In addition, Mr. Buffett shares investment and voting power over 34,336 shares of class A common stock and 13 shares of class B common stock owned by his wife Susan T. Buffett. The shares held by Mr. and Mrs. Buffett represent, in the aggregate, approximately 38.0% of the aggregate voting power of the class A and class B common stock and approximately 33.3% of the aggregate economic interest of the class A and class B common stock. Mr. and Mrs. Buffett have entered into a voting agreement with Berkshire providing that, should the voting power of shares held by Mr. and Mrs. Buffett and the trusts exceed 49.9% of the total voting power of Berkshire voting securities, they will vote their shares in excess of that percentage proportionally with the votes of the other Berkshire stockholders.

Each share of class A common stock may be converted into 30 shares of class B common stock at the holder’s option at any time. Shares of class B common stock are not convertible into class A common stock or any other security.

Holders of class A common stock are entitled to receive ratably such dividends as may be declared by Berkshire’s board of directors out of funds legally available for such purposes. Holders of class B common stock are entitled to dividends equal to one-thirtieth ( 1/30th) of the amount per share declared by Berkshire’s board of directors for each share of class A common stock. Dividends with respect to the class B common stock will be paid in the same form and at the same time as dividends with respect to class A common stock, except that, in the event of a stock split or stock dividend, holders of class A common stock will receive shares of class A common stock and holders of class B common stock will receive shares of class B common stock, unless otherwise specifically designated by resolution of Berkshire’s board of directors. Berkshire has not declared a cash dividend since 1967 and has no present intention to pay a dividend on class A common stock or on class B common stock in the future.

In the event of the liquidation, dissolution or winding-up of Berkshire, holders of class A common stock and class B common stock are entitled to share ratably in all assets remaining after the payment of liabilities, with holders of class B common stock entitled to receive per share one-thirtieth ( 1/30th) of any amount per share received by holders of class A common stock. Neither holders of class A common stock nor class B common stock have preemptive rights to subscribe for additional shares of either class. All of the outstanding shares of class A common stock and class B common stock are fully paid and nonassessable.

For some years Berkshire has let its stockholders of record of class A common stock designate charitable contributions to be made by Berkshire. In 2001 this designation amounted to $18 per share. It is anticipated, but not assured, that this program will continue in the future for stockholders of record of class A common stock. Class B common stock is not eligible to participate in this program.

Berkshire may issue preferred stock in one or more series. Berkshire’s board of directors is authorized to determine, with respect to each series of preferred stock which may be issued, the powers, designations, preferences, and rights of the shares of such series and the qualifications, limitations, or restrictions thereof, including any dividend rate, redemption rights, liquidation preferences, sinking fund terms, conversion rights, voting rights and any other preferences or special rights and qualifications. The effect of any issuance of preferred stock upon the rights of holders of the class A common stock and class B common stock depends upon the respective powers, designations, preferences, rights, qualifications, limitations and restrictions of the shares of one or more series of preferred stock as determined by Berkshire’s board of directors. Such effects might include dilution of the voting power of the class A common stock and class B common stock, the subordination of the rights of holders of class A common stock and class B common stock to share in Berkshire’s assets upon liquidation, and a reduction in the amount otherwise available for payment of dividends on class A common stock and class B common stock.

The transfer agent and registrar for our common stock is Wells Fargo Bank Minnesota, N.A.

DESCRIPTION OF THE REGISTRATION RIGHTS AGREEMENT

The following description sets forth certain terms of the registration rights agreement pursuant to which we filed the registration statement of which this prospectus is a part. The following description of certain material terms of the registration rights agreement does not purport to be complete.

We urge you to read the registration rights agreement (including definitions of terms used therein) because it, and not this description, defines your registration rights as a holder of the SQUARZ, Stripped SQUARZ, notes and our common stock issuable upon the exercise of the warrants underlying the SQUARZ and Stripped SQUARZ. You may request copies of these documents from us at our address set forth above under “Berkshire Hathaway Inc.”

General

We entered into a registration rights agreement pursuant to which we agreed to file the registration statement of which this prospectus is a part at our expense.

We will use our best efforts to keep the registration statement of which this prospectus is a part effective until the earliest of:

•

with respect to (i) the SQUARZ, Stripped SQUARZ and notes, May 28, 2004 and (ii) the common stock issuable upon exercise of the registered warrants, the first date as of which no registered warrants remain outstanding (whether due to exercise, cancellation, or expiration), and (iii) the common stock issuable upon exercise of the unregistered warrants, the earlier of (x) two years following the last date as of which an unregistered warrants is exercised and (y) the first date on which no underlying unregistered warrant has been exercised and no underlying unregistered warrant remains outstanding (whether due to expiration, cancellation, or otherwise);

•

the date when the holders of the SQUARZ, Stripped SQUARZ, notes and common stock issuable upon exercise of the warrants are able to sell all such securities within the volume limitations of paragraph (e) of Rule 144 under the Securities Act; and

•

the date when all SQUARZ, Stripped SQUARZ, notes and common stock issuable upon exercise of the warrants held by holders that complete and deliver in a timely manner the selling securityholder election and questionnaire described below are registered under the registration statement of which this prospectus is a part and disposed of in accordance with such registration statement.

As used in this prospectus, a “registered warrant” is a warrant underlying a SQUARZ or Stripped SQUARZ of a holder thereof that acquired that SQUARZ or Stripped SQUARZ in a transaction covered by this prospectus. As used in this prospectus, an “unregistered warrant” is any warrant underlying a SQUARZ or Stripped SQUARZ other than a registered warrant, including any warrant underlying a SQUARZ or Stripped SQUARZ of a holder thereof that did not acquire that SQUARZ or Stripped SQUARZ in a transaction covered by this prospectus.

Each selling securityholder who sells securities pursuant to the registration statement of which this prospectus is a part generally will be:

•	required to be named as a selling securityholder in this prospectus;

•	required to deliver this prospectus to purchasers;

•	subject to certain of the civil liability provisions under the Securities Act in connection with such selling securityholder’s sales; and

•	bound by the provisions of the registration rights agreement which are applicable to such selling securityholder (including certain indemnification rights and obligations).

Upon prior written notice to selling securityholders (or by press release at our election), we may suspend the selling securityholders’ use of the prospectus for a period not to exceed 30 days in any 90-day period, and not to exceed an aggregate of 90 days in any 360-day period, if our board of directors shall have determined in good faith that:

•	the prospectus would contain a material misstatement or omission as a result of an event that has occurred and is continuing; and

•	the disclosure of this material non-public information would be contrary in a material manner to our and our stockholders’ best interests.

Additional interest or contract payment will accrue as liquidated damages as follows (in each case until the default described below is cured or until the expiration of our obligation to keep the registration statement effective):

•

if the registration statement ceases to be effective (or the selling securityholders are otherwise prevented or restricted by us from effecting sales pursuant thereto) for more than 30 days, whether or not consecutive, in any 90-day period, or for more than 90 days, whether or not consecutive, during any 12-month period, at a rate per annum equal to 0.50% of the applicable amount from the 31st day of the applicable 90-day period or the 91st day of the applicable 12-month period, as the case may be, that the registration statement ceases to be effective (or the selling securityholders are otherwise prevented or restricted by us from effecting sales pursuant thereto); or

•

if we fail to file a post-effective amendment to the registration statement, or the post-effective amendment is not declared effective, within the periods required by the registration rights agreement, at a rate per annum equal to 0.50% of applicable amount from and including the date of such registration default.

In no event will liquidated damages accrue at a rate per year exceeding 0.50%. Only selling securityholders who continue to hold SQUARZ or separately hold notes that they cannot freely transfer without an effective registration statement will be entitled to liquidated damages. Liquidated damages will be paid in cash semiannually in arrears, with the first semiannual payment due on the first interest payment date, as applicable, following the date on which such liquidated damages begin to accrue.

For each SQUARZ and each note that is not a component of a SQUARZ, the “applicable amount” means $10,000 whether the selling securityholders holds SQUARZ or holds only a note.

If the registration statement of which this prospectus is a part is not effective, these securities may not be sold or otherwise transferred except in accordance with an applicable exemption under the Securities Act.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of the principal U.S. federal income tax consequences of the purchase, ownership and disposition of a SQUARZ, a Stripped SQUARZ, a warrant, a note, common stock acquired through an exercise of a warrant, and of pledged treasury securities. The discussion is addressed to holders who hold the SQUARZ, Stripped SQUARZ, warrant, note, common stock and pledged treasury securities, as the case may be, as capital assets. This discussion is based upon the Internal Revenue Code of 1986, as amended, treasury regulations (including proposed treasury regulations), Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change or differing interpretations, possibly with retroactive effect.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances, such as holders who are subject to special tax treatment (for example, (1) banks, regulated investment companies, insurance companies, dealers in securities or currencies, traders in securities electing to mark to market, or tax-exempt organizations, or (2) persons holding the SQUARZ, Stripped SQUARZ, warrant, note, common stock and pledged treasury securities as part of a straddle, hedge, conversion transaction or other integrated investment), nor does it address alternative minimum taxes or state, local or foreign taxes.

No statutory, administrative or judicial authority directly addresses the treatment of SQUARZ for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of the purchase, ownership and disposition of SQUARZ are not certain, and no assurance can be given that the Internal Revenue Service or a court will agree with the tax consequences described herein.

Certain tax matters were passed upon for us by Munger, Tolles & Olson LLP, Los Angeles, California, in an opinion that was filed with the registration statement of which this prospectus is a part.

Prospective investors are urged to consult their tax advisors with respect to the U.S. federal income tax consequences of the purchase, ownership and disposition of a SQUARZ, a Stripped SQUARZ, a warrant, a note, common stock acquired through an exercise of a warrant, and of pledged treasury securities in light of their own particular circumstances, as well as the effect of any state, local or foreign tax laws.

Consequences to U.S. Holders

The following is a discussion of U.S. federal income tax considerations relevant to a U.S. holder. For purposes of this discussion, the term “U.S. holder” means a beneficial owner of a SQUARZ, a Stripped SQUARZ, a warrant, a note, common stock acquired through an exercise of a warrant, or of pledged treasury securities that is (1) a person who is a citizen or resident of the United States, (2) a corporation or other entity treated as a corporation for U.S. federal income tax purposes, in each case, that is created or organized in or under the laws of the United States or any political subdivision thereof, or (3) any other person subject to U.S. federal income tax on a net income basis.

SQUARZ

A U.S. holder’s acquisition of a SQUARZ will be treated as an acquisition by the U.S. holder of a note, a warrant and the corresponding initial pledged treasuries, and the U.S. holder will be treated as owning each of these assets directly for U.S. federal income tax purposes. Consequently, the removal of the note from a SQUARZ in order to create a Stripped SQUARZ, or the placement of substitute pledged treasuries into the SQUARZ, will not be a taxable event.

Similarly, a U.S. holder’s acquisition of a Stripped SQUARZ will be treated as an acquisition by the U.S. holder of a warrant and the corresponding initial and substitute pledged treasuries, and the U.S. holder will be treated as owning each of these assets directly for U.S. federal income tax purposes. Therefore, the recombining of a note with a Stripped SQUARZ in order to re-create a SQUARZ will not be a taxable event.

The principal U.S. federal income tax consequences of owning each of the component assets that make up a SQUARZ (or a Stripped SQUARZ) are discussed below.

Because warrant installment payments made by a U.S. holder are capital expenditures and thus not currently deductible for U.S. federal income tax purposes, a U.S. holder will not be able to use the warrant installment payments made by that holder to offset current interest or discount income recognized in respect of the initial pledged treasuries and the note (or, in the case of a Stripped SQUARZ, in respect of initial and substitute pledged treasuries). Therefore a U.S. holder of SQUARZ or Stripped SQUARZ will recognize current taxable ordinary interest or discount income in respect of the SQUARZ or Stripped SQUARZ without receiving net current cash distributions. Moreover, losses recognized in respect of SQUARZ or Stripped SQUARZ by a U.S. holder will constitute capital losses, which may be used to offset ordinary interest or discount income in respect of SQUARZ or Stripped SQUARZ only by individual investors and to a very limited extent.

Allocation of Purchase Price of the SQUARZ or Stripped SQUARZ. The purchase price paid for a SQUARZ will be allocated among the note, the warrant and the initial pledged treasuries based on their respective fair market values (taking into account the obligation to make warrant installment payments). The amount of the purchase price allocated to the initial pledged treasuries will be further allocable among the initial pledged treasuries in accordance with their relative fair market values. The purchase price paid for a Stripped SQUARZ will be allocated among the warrant and the initial and substitute pledged treasuries based on their respective fair market values (taking into account the obligation to make warrant installment payments). The amount of the purchase price allocated to the initial and substitute pledged treasuries will be further allocable among the initial and substitute pledged treasuries in accordance with their relative fair market values.

Sales, Exchanges or Other Taxable Dispositions of SQUARZ or Stripped SQUARZ. If a U.S. holder sells, exchanges or otherwise disposes of a SQUARZ or Stripped SQUARZ in a taxable disposition, the U.S. holder will be treated as having sold, exchanged or disposed of each of the warrant, the note and the pledged treasury securities that constitute the SQUARZ or Stripped SQUARZ. The amount realized on the disposition will be allocated among these SQUARZ components in proportion to their respective fair market values (taking into account the obligation to make warrant installment payments). As a result, and as described in more detail below, as to each of the warrant, the note and pledged treasury securities, a U.S. holder generally will recognize capital gain or loss equal to the difference between the portion of the amount realized by the U.S. holder that is allocable to the warrant, the note and the pledged treasury securities, and the U.S. holder’s adjusted tax basis in each of the warrant, the note and the pledged treasury securities, except that amounts realized by a U.S. holder with respect to accrued but unpaid interest or discount on the note and on pledged treasury securities will be treated as ordinary interest income to the extent not previously taken into income.

If a U.S. holder sells a SQUARZ or Stripped SQUARZ for an amount that is less than the sum of the fair market values of the component note (taking into account accrued and unpaid interest) and the initial pledged treasuries (or, in the case of a Stripped SQUARZ, the sum of the fair market values of the initial and substitute pledged treasuries), then the value of the component warrant presumably must be less than the value of the obligation to make warrant installment payments. Although no authority directly addresses the tax consequences of such a transaction, the selling U.S. holder should be treated for U.S. federal income tax purposes as having sold the note and the initial pledged treasuries (or, in the case of a Stripped SQUARZ, the initial and substitute pledged treasuries) for fair market value (taking into account accrued and unpaid interest on the note). Furthermore, the selling U.S. holder should be treated as having paid to the buyer, as consideration for release from the obligation to make warrant installment payments, an amount equal to: (i) the sum of the fair market values of the pledged treasury securities and, if applicable, the note (taking into account accrued and unpaid interest on the note), minus (ii) the actual proceeds received from the sale. Accordingly, to the extent not previously reflected for tax purposes, that amount should be added to the selling U.S. holder’s tax basis in the warrant and taken into account in computing the holder’s loss in respect of the warrant.

The consequences of a disposition of a SQUARZ or a Stripped SQUARZ are discussed in greater detail below in the sections addressing each of the component assets.

Warrants

Exercise of Warrants. A U.S. holder will not recognize gain or loss for U.S. federal income tax purposes upon the exercise of warrants (other than potentially through a net-share settlement, described below), except to the extent of cash paid to a U.S. holder in lieu of fractional shares. The U.S. holder’s tax basis in our stock acquired upon an exercise of the warrant will equal the amount of the exercise price paid to us, plus the U.S. holder’s tax basis in the warrants, less any portion of the exercise price and tax basis allocable to a fractional share. The U.S. holder’s tax basis in a warrant will generally equal the amount of purchase price allocable to the warrant, as described above, plus the aggregate amount of warrant installment payments made by that U.S. holder to us with respect to such warrant. The U.S. holder’s holding period for the acquired stock will begin the day after exercise. Cash received in lieu of a fractional share will be treated as a payment in exchange for the fractional share interest, in which case a U.S. holder will recognize short-term capital gain or loss equal to the difference, if any, between the amount of cash received and the tax basis allocable to the fractional share interest.

Because no authority directly addresses the issue, the tax consequences of a net-share settlement of the warrants are uncertain. The exchange of warrants for common stock under a net-share settlement should qualify as a recapitalization. In that case, a U.S. holder would generally not recognize any gain or loss upon a net-share settlement of a warrant. It is possible, however, in the case of a net-share settlement, that the holder could be treated as having disposed of some or all of the warrants in a taxable transaction, in which case the holder would recognize gain equal to the fair market value of the warrants deemed disposed of over the holder’s tax basis in those warrants. Regardless of the characterization of net-share settlement, cash received in lieu of a fractional share will be treated according to the rules described in the previous paragraph. If net-share settlement is viewed as a recapitalization, then the U.S. holder’s holding period in the acquired common stock would include the holder’s holding period in the warrants.

Warrant Installment Payments. Warrant installment payments are premium payments that constitute non-deductible capital expenditures that are included in a U.S. holder’s basis in the warrant. A U.S. holder of a SQUARZ or Stripped SQUARZ therefore will not be able to use the warrant installment payments currently to offset current ordinary interest or discount income recognized in respect of the note and the pledged treasury securities. Moreover, losses in respect of the warrants will be capital losses, which may be used to offset the current ordinary interest or discount income only by individual investors and to a very limited extent.

Cancellation or Expiration of a Warrant. If a U.S. holder cancels a warrant or allows a warrant to expire unexercised, the holder will recognize capital loss equal to the amount of the holder’s basis in the warrant. The tax deductibility of capital losses is subject to limitations.

Sale of a Warrant. If a U.S. holder sells a warrant to another investor, the U.S. holder will recognize capital gain or loss on such disposition equal to the difference, if any, between such U.S. holder’s tax basis in the warrant and the amount realized on the sale. Capital gains realized by individuals on assets held for longer than one year are subject to taxation at preferential rates. The tax deductibility of capital losses is subject to limitations.

Adjustment to Settlement Rate. In certain circumstances, a U.S. holder of a warrant will be treated as receiving a constructive dividend distribution from us if (1) the settlement rate of the warrant is adjusted and as a result of such adjustment such U.S. holder’s proportionate interest in our assets or earnings and profits is increased and (2) the adjustment is not made pursuant to a bona fide, reasonable antidilution formula. For example, an adjustment in the settlement rate would result in a constructive dividend distribution from us if the adjustment increased a U.S. holder’s proportionate interest in our assets or earnings and profits and it were made to compensate a U.S. holder for taxable distributions with respect to our common stock. Thus, under some circumstances, an increase in the settlement rate will give rise to a taxable dividend to a U.S. holder of a warrant even though the U.S. holder would not receive any related distribution. For a discussion of the taxation of dividends paid in respect of our stock, see “Common Stock Acquired by Exercise of a Warrant,” below.

Notes

Payments or Accruals of Interest. Payments or accruals of “qualified stated interest” (as defined below) on a note will be taxable to you as ordinary interest income at the time that you receive or accrue such amounts (in accordance with your regular method of tax accounting). In the case of the notes, the stated interest due semiannually on the notes will be qualified stated interest.

Purchase, Sale and Retirement of Notes. Initially, your tax basis in a note generally will equal the cost of the note to you, or, if you purchase a SQUARZ, the purchase price allocable to the note. Your basis will increase by any amounts that you are required to include in income under the rules governing market discount (discussed below) and will decrease by the amount of any amortized premium (also discussed below) and any payments other than qualified stated interest made on the note. The amount of any subsequent adjustments to your tax basis in a note in respect of market discount and premium will be determined in the manner described below.

When you sell or exchange a note, or if a note that you hold is retired, you generally will recognize gain or loss equal to the difference between the amount you realize on the transaction (less any accrued qualified stated interest, which will be subject to tax in the manner described above under “Payments or Accruals of Interest”) and your tax basis in the note.

Except as discussed below with respect to market discount, the gain or loss that you recognize on the sale, exchange or retirement of a note generally will be capital gain or loss. The capital gain or loss on the sale, exchange or retirement of a note will be long-term capital gain or loss if you have held the note for more than one year on the date of disposition. Capital gains realized by individuals on assets held for longer than one year are subject to taxation at preferential rates. The tax deductibility of capital losses is subject to limitations.

Premium. If you purchase a note at a cost greater than the note’s remaining redemption amount, or, if the purchase price of a SQUARZ allocable to the note is greater than the note’s remaining redemption amount, you will be considered to have purchased the note at a premium, and you may elect to amortize the premium as an offset to interest income, using a constant yield method, over the remaining term of the note. If you make this election, it generally will apply to all debt instruments that you hold at the time of the election, as well as any debt instruments that you subsequently acquire. In addition, you may not revoke the election without the consent of the Internal Revenue Service. If you elect to amortize the premium, you will be required to reduce your tax basis in the note by the amount of the premium amortized during your holding period. If you do not elect to amortize premium, the full amount of premium will be included in your tax basis in the note. Therefore, if you do not elect to amortize the premium and you hold the note to maturity, you generally will be required to treat the premium as capital loss when the note matures.

Market Discount. If you purchase a note at a discount from the note’s redemption amount, or, if the purchase price of a SQUARZ allocable to the note is at a discount from the note’s redemption amount, and the discount is 0.25% or more of the redemption amount multiplied by the number of remaining whole years to maturity, the note will be considered to bear “market discount” in your hands. In this case, any gain that you realize on the disposition of the note generally will be treated as ordinary interest income to the extent of the market discount that accrued on the note during your holding period. In addition, you may be required to defer the deduction of a portion of the interest paid on any indebtedness that you incurred or maintained to purchase or carry the note. In general, market discount will be treated as accruing ratably over the term of the note, or, at your election, under a constant yield method.

You may elect to include market discount in gross income currently as it accrues (on either a ratable or constant yield basis), in lieu of treating a portion of any gain realized on a sale of the note as ordinary income. If you elect to include market discount on a current basis, the interest deduction deferral rule described above will not apply. If you do make such an election, it will apply to all market discount debt instruments that you acquire on or after the first day of the first taxable year to which the election applies. The election may not be revoked without the consent of the Internal Revenue Service.

Treasury regulations implementing the market discount rules have not yet been issued; therefore, you should consult your own tax advisor regarding the application of these rules and the advisability of making any of the elections relating thereto.

Common Stock Acquired by Exercise of a Warrant

Distributions with Respect to Our Common Stock. The gross amount of any cash dividends paid by us with respect to our common stock generally will be includible in the gross income of a U.S. holder to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. U.S. holders that are corporations may be eligible for a dividends received deduction in respect of dividends received on our common stock, subject to some limitations and qualifications.

Distributions of our common stock to U.S. holders that are made as part of a pro rata distribution to all holders of our common stock generally will not be subject to U.S. federal income tax.

Dispositions of Our Common stock. Gain or loss realized by a U.S. holder on the sale or other disposition of the common stock will be subject to U.S. federal income taxation as capital gain or loss in an amount equal to the difference between the U.S. holder’s tax basis in the common stock and the amount realized on the disposition. Capital gains realized by individuals on assets held for longer than one year are subject to taxation at preferential rates. The tax deductibility of capital losses is subject to limitations.

Pledged Treasury Securities

Tax Basis in the Pledged Treasury Securities. A U.S. holder’s initial tax basis in its pro rata portion of an initial or substitute pledged treasury security will equal its pro rata portion of the amount paid for that pledged treasury security. The amount paid for initial pledged treasuries will be determined as the portion of the SQUARZ purchase price allocable to the initial pledged treasuries in accordance with their fair market values, and, in the case of a Stripped SQUARZ, the amount paid for initial and substitute pledged treasuries will be determined as the portion of the Stripped SQUARZ purchase price allocable to the initial and substitute pledged treasuries in accordance with their fair market values. A U.S. holder’s adjusted tax basis in a pledged treasury security will be increased by the amount of original issue discount or acquisition discount included in income with respect thereto and decreased by the amount of cash received with respect to the pledged treasury security.

Original Issue Discount. The initial pledged treasuries (and substitute pledged treasuries in the case of a Stripped SQUARZ) will consist of zero-coupon U.S. treasury securities. A U.S. holder will be required to treat its pro rata portion of each pledged treasury security (other than short-term treasuries described below) as a pro rata portion of a bond that was originally issued on the date the pledged treasury security was purchased for the U.S. holder’s account and that was issued with original issue discount equal to the excess of the amount payable for the holder’s account at the maturity of the pledged treasury security over the holder’s tax basis in that pledged treasury security. The U.S. holder (whether on the cash or accrual method of tax accounting) will be required to include original issue discount (other than acquisition discount on short-term treasuries, described below) in income for U.S. federal income tax purposes as it accrues, in accordance with a constant yield method, prior to the receipt of cash attributable to such income. The U.S. holder’s tax basis in pledged treasury securities will be increased by the amount of any original issue discount included in income by the U.S. holder with respect to those pledged treasury securities. A U.S. holder will recognize ordinary income on a disposition of the pledged treasury securities it holds to the extent of any gain realized that does not exceed an amount equal to the ratable share of the original issue discount on the pledged treasury securities not previously included in income.

Acquisition Discount. A U.S. holder of pledged treasury securities will be required to treat its pro rata portion of each “short-term” pledged treasury security (that is, a pledged treasury security maturing on or before the first anniversary of the date the pledged treasury security is purchased by the U.S. holder) as a pro rata interest in a short-term bond that was originally issued on the date of its purchase for the U.S. holder’s account with “acquisition discount” equal to the U.S. holder’s pro rata portion of the excess of the amounts payable for the holder’s account at the maturity of the pledged treasury security over the amount paid for the pledged treasury security by the U.S. holder. In general, only accrual basis taxpayers will be required to include acquisition discount in income as it accrues. Unless such accrual basis U.S. holder elects to accrue the acquisition discount on pledged treasury securities on a constant yield to maturity basis, such acquisition discount will be accrued on a straight-line basis. A U.S. holder will recognize ordinary income on a disposition of the short-term pledged treasury securities held for its account to the extent of any gain realized that does not exceed an amount equal to the ratable share of the acquisition discount on such pledged treasury securities not previously included in income.

Backup Withholding Tax and Information Reporting

Unless a U.S. holder is an exempt recipient, such as a corporation, payments under SQUARZ, Stripped SQUARZ, notes, pledged treasury securities or common stock, the proceeds received with respect to a fractional share of common stock upon the exercise of a warrant, and the proceeds received from the sale of SQUARZ, Stripped SQUARZ, warrants, notes, pledged treasury securities or common stock, will generally be subject to information reporting and will generally also be subject to U.S. federal backup withholding tax if such U.S. holder fails to supply accurate taxpayer identification numbers or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Any amounts so withheld do not constitute a separate tax and will be allowed as a credit against the U.S. holder’s U.S. federal income tax liability.

Consequences to Non-U.S. Holders

The following discussion is a summary of the principal U.S. federal income tax consequences relevant to a “non-U.S. holder.” For purposes of the discussion under this heading “Consequences to Non-U.S. Holders,” a “non-U.S. holder” is a holder of a SQUARZ, a Stripped SQUARZ, a warrant, a note, common stock acquired through an exercise of a warrant, or pledged treasury securities that is not a U.S. person. A “U.S. person” is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to U.S. federal income taxation regardless of its source or a trust if (i) a U.S. court is able to exercise primary supervision over the trust’s administration and (ii) one or more U.S. persons have the authority to control all of the trust’s substantial decisions.

Current payments and dividends.    The payment of interest on the notes and amounts attributable to original issue discount and acquisition discount on the pledged treasury securities to a non-U.S. holder will not be subject to U.S. federal withholding tax if: (1) in the case of notes, the non-U.S. holder does not actually or constructively own 10% or more of the total voting power of all of our voting stock and is not a controlled foreign corporation that is related to us within the meaning of the Code, and (2) the beneficial owner of the note or pledged treasuries provides a statement signed under penalties of perjury that includes its name and address and certifies that it is a non-U.S. holder in compliance with applicable requirements (or satisfies certain documentary evidence requirements for establishing that it is a non-U.S. holder). If the foregoing exceptions do not apply, payments of interest on the notes (and payments in respect of original issue discount or acquisition discount on the pledged treasury securities with a term longer than 183 days from their date of purchase in connection with SQUARZ or Stripped SQUARZ) will generally be subject to gross withholding at the rate of 30% (or such lower rate as is available to a non-U.S. holder under an applicable treaty).

Dividend payments to non-U.S. holders in respect of our common stock will be subject to U.S. withholding tax at a rate of 30% (or such lower rate as is available to a non-U.S. holder under an applicable treaty).

Gain or loss on disposition.    A non-U.S. holder will not be subject to U.S. federal income tax on gain realized (other than amounts attributable to accrued original issue discount, which will be subject to the rules described above) on the sale, exchange, maturity or redemption of either a SQUARZ, a Stripped SQUARZ, a warrant, a note, any pledged treasury securities, or any shares of our common stock unless (1) such gain is effectively connected with the conduct by the holder of a trade or business in the United States or (2) in the case of gain realized by an individual holder, the holder is present in the United States for 183 days or more in the taxable year of the sale and either (A) such gain or income is attributable to an office or other fixed place of business maintained in the United States by such holder or (B) such holder has a tax home in the United States.

Information reporting and backup withholding.    In general, backup withholding and information reporting will not apply to payments made by us or our paying agents, in their capacities as such, to a non-U.S. holder if the holder has provided the required certification that it is a non-U.S. holder, provided that neither we nor our paying agent has actual knowledge that the holder is a U.S. person.

ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the acquisition, holding and disposition of the securities covered by this prospectus by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “similar laws”), and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (each, a “plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a plan subject to Title I of ERISA or Section 4975 of the Code and prohibit certain transactions involving the assets of a plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a plan or the management or disposition of the assets of such a plan, or who renders investment advice for a fee or other compensation to such a plan, is generally considered to be a fiduciary of the plan.

In considering an investment in the securities of a portion of the assets of any plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the plan and the applicable provisions of ERISA, the Code or any similar law relating to a fiduciary’s duties to the plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable similar laws.

Any insurance company proposing to invest assets of its general account in the securities should consider the extent that such investment would be subject to the requirements of ERISA in light of the U.S. Supreme Court’s decision in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank and under any subsequent legislation or other guidance that has or may become available relating to that decision, including the enactment of Section 401(c) of ERISA by the Small Business Job Protection Act of 1996 and the regulations promulgated thereunder.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit plans subject to Title I of ERISA or Section 4975 of the Code from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

If the securities covered by this prospectus are purchased by a plan, such securities will be deemed to constitute “plan assets,” and the acquisition, holding and disposition of such securities may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code if (i) Berkshire is a party in interest or disqualified person with respect to such plan or (ii) the plan sells or disposes of such securities to a counterparty that is a party in interest or disqualified person with respect to such plan, in each case, unless an exemption is available. In addition, the disposition of such securities to a plan may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code if the counterparty to the disposition is a party in interest or disqualified person with respect to such plan, unless an exemption is available. In this regard, the U.S. Department of Labor (the “DOL”) has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to these transactions. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment trust partnerships, PTCE 95-60 respecting life insurance company general accounts, PTCE 96-23 respecting transactions determined by in-house asset managers, and PTCE 75-1 respecting principal transactions by a broker-dealer, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.

Accordingly, by its purchase of the securities covered by this prospectus, each holder, and the fiduciary of any plan that is a holder, will be deemed to have represented and warranted on each day from and including the date of its purchase of such securities through and including the date of disposition or the satisfaction of its obligation under the purchase contract and the disposition of any such securities either (i) that it is not a plan or (ii) that the acquisition, holding and the disposition of any of such securities SQUARZ by such holder does not and will not constitute a prohibited transaction under ERISA or Section 4975 of the Code or other similar laws unless an exemption is available with respect to such transactions and the conditions of such exemption have been satisfied.

In addition, no plan will be permitted to participate in the remarketing program unless and until such plan provides the remarketing agent with assurances, reasonably satisfactory to the remarketing agent, that such participation in the remarketing program will not constitute a prohibited transaction under ERISA or Section 4975 of the Code or other similar laws for which an exemption is not available.

Any plan or other entity whose assets include plan assets subject to ERISA, Section 4975 of the Code or substantially similar federal, state or local law should consult their advisors and/or counsel.

BOOK-ENTRY ISSUANCE

Book-Entry Issuance of the Securities

The information in this section concerning The Depository Trust Company (“DTC”) and its book-entry systems has been obtained from sources that we believe to be reliable, but we do not take responsibility for the accuracy thereof.

DTC is acting as securities depositary for the SQUARZ and the Stripped SQUARZ, and is expected to act as such for any notes separated in connection with the creation of a Stripped SQUARZ, each of which shall be issued only as fully registered securities registered in the name of DTC or its nominee for credit to an account of a direct or indirect participant in DTC as described below and each of which will be evidenced by one or more global certificates deposited with or on behalf of DTC and registered in the name of Cede & Co. as DTC’s nominee; provided, however, that we may elect, and have currently elected, to issue the notes in certificated form directly to the SQUARZ agent or the collateral agent.

Depository Procedures

DTC has advised us that DTC is a limited-purpose trust company that was created to hold securities for the participating organizations (collectively, “participants”) and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of the participants. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant (collectively, “indirect participants”), either directly or indirectly. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through a participant or an indirect participant. The ownership interests in and transfers of ownership interests by each beneficial owner of each security held by or on behalf of DTC are recorded on the records of the participants and the indirect participants.

DTC has also advised us that purchasers of the notes, the SQUARZ and the Stripped SQUARZ (each, a “global security”) within the DTC system must be made by or through participants or indirect participants, which shall receive a credit for such global security on DTC’s records. The ownership interest of each beneficial owner of a global security is in turn to be recorded on the participants’ and indirect participants’ records. The beneficial owner of an interest will not receive written confirmation from DTC of its purchase, but is expected to receive written confirmation providing details of the transaction, as well as periodic statements of its holdings, from the participant or indirect participant through which such beneficial owner purchased its interest in the global securities. Transfers of ownership interests in the global securities are made through entries on the books of participants or indirect participants acting on behalf of beneficial owners of such ownership interests. Except as described below, the beneficial owners of ownership interests in the global securities will not receive physical delivery of certificates representing their ownership interests in the global securities and will not be considered to be the registered owners or holders thereof for any purpose.

The laws of some jurisdictions require that certain persons take physical delivery in definitive or certificated form of securities that they own. Consequently, the ability to transfer beneficial ownership interests in a global certificate to such persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a global certificate to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the global securities, see “—Exchange of Book-Entry Securities for Certificated Securities.”

Payments in respect of the notes (when not in certificated form), the SQUARZ and the Stripped SQUARZ shall be payable by the SQUARZ agent to DTC in its capacity as the registered holder. The SQUARZ agent shall treat the persons in whose names the applicable global or certificated securities are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither we nor the SQUARZ agent nor any agent thereof has or will have any responsibility or liability for (i) any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the global certificates, or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global certificates, or (ii) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants. DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes, the SQUARZ and the Stripped SQUARZ is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Payments by the participants and the indirect participants to the beneficial owners of global securities will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC or the SQUARZ agent. Neither we nor the SQUARZ agent shall be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the global securities, and we and the SQUARZ agent may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Interests in the global certificates will trade in DTC’s Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

DTC has advised the SQUARZ agent that it will take any action permitted to be taken by a holder of a global security only at the direction of one or more participants to whose account with DTC interests in the global certificates are credited. However, if there is an indenture event of default, DTC reserves the right to exchange the global certificates for notes, SQUARZ or Stripped SQUARZ, as appropriate, in certificated form and to distribute such securities to its participants.

Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the global securities among participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the SQUARZ agent shall have any responsibility for the performance by DTC or its respective participants or indirect participants of its obligations under the rules and procedures governing its operations.

Exchange of Book-Entry Securities for Certificated Securities

A global certificate is exchangeable for notes, SQUARZ or Stripped SQUARZ, as applicable in each case, in registered certificated form if (i) DTC (x) notifies us that it is unwilling or unable to continue as depositary for the global certificate and we thereupon fail to appoint a successor depositary or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) we in our sole discretion elect to cause the issuance of the notes, SQUARZ or Stripped SQUARZ in certificated form or (iii) there shall have occurred and be continuing an indenture event of default. In all cases, certificated notes, SQUARZ or Stripped SQUARZ delivered in exchange for any global certificate or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary in accordance with its customary procedures.

LEGAL MATTERS

The validity of the securities offered hereby and certain tax matters were passed upon for us by Munger, Tolles & Olson LLP, Los Angeles, California. Ronald L. Olson, a partner of Munger, Tolles & Olson LLP, is one of our directors. Mr. Olson and those attorneys at Munger, Tolles & Olson LLP who are representing us in connection with the registration statement of which this prospectus is a part beneficially own, in the aggregate, 162 shares of our class A common stock and 321 shares of our class B common stock.

EXPERTS

The consolidated financial statements and related financial statement schedule incorporated in this prospectus by reference from Berkshire’s Annual Report on Form 10-K for the year ended December 31, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance on the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act. Accordingly, we file reports, proxy statements and other information with the SEC. You may read and copy any document Berkshire files at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-888-SEC-0330 for further information about the public reference room. Our SEC filings are also available to the public from the SEC’s website at www.sec.gov. In addition, our class A common stock and class B common stock are listed on the New York Stock Exchange, and our reports, proxy statements and other information can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

In this document, Berkshire “incorporates by reference” the information it files with the SEC, which means that we can disclose important information to you by referring to that information. The information incorporated by reference is considered to be a part of this prospectus, and later information filed with the SEC will update and supersede this information. Berkshire incorporates by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2001;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002;

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2002;

•	our Current Report on Form 8-K, filed with the SEC on October 28, 2002; and

•	the description of our class A common stock and our class B common stock included in the Registration Statement of Form 8-A filed with the SEC on March 30, 1999.

We will provide to each person to whom a copy of this prospectus is delivered, upon request and at no cost to such person, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may request a copy of such information by writing or telephoning us at:

Berkshire Hathaway Inc.

1440 Kiewit Plaza

Omaha, Nebraska 68131

Attn: Jerry Hufton

Tel: (402) 346-1400

FORWARD-LOOKING STATEMENTS

Certain statements contained, or incorporated by reference, in this prospectus are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that are predictive in nature, that depend upon or refer to future events or conditions, that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” or similar expressions. In addition, any statements concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible future actions by Berkshire, which may be provided by management are also forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties, and assumptions about Berkshire, economic and market factors and the industries in which Berkshire does business, among other things. These statements are not guarantees of future performance and Berkshire has no specific intention to update these statements.

Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The principal important risk factors that could cause Berkshire’s actual performance and future events and actions to differ materially from such forward-looking statements, include, but are not limited to, changes in market prices of Berkshire’s investments in fixed maturity and equity securities, the occurrence of one or more catastrophic events, such as an earthquake, hurricane, or an act of terrorism that causes losses insured by Berkshire’s insurance subsidiaries, changes in insurance laws or regulations, changes in federal income tax laws, and changes in general economic and market factors that affect the prices of securities or the industries in which Berkshire and its affiliates do business, especially those affecting the property and casualty insurance industry.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the Notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Prospectus Supplement

Prospectus

Notice to Investors	1
Berkshire Hathaway Inc.	2
Summary	3
Risk Factors	13
Ratio of Earnings to Fixed Charges	18
Use of Proceeds	18
Selling Securityholders	18
Plan of Distribution	22
Description of the SQUARZ	24
Description of the Notes	33
Description of the Warrants	43
Description of Berkshire’s Capital Stock	52
Description of the Registration Rights Agreement	54
U.S. Federal Income Tax Consequences	56
ERISA Considerations	63
Book-Entry Issuance	65
Legal Matters	67
Experts	67
Where You Can Find More Information	67
Forward-Looking Statements	68

$333,750,000

Berkshire Hathaway Inc.

5.659% Notes

due 2007

PROSPECTUS SUPPLEMENT

Goldman, Sachs & Co.